Exhibit 4.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

Li3 ENERGY, INC.,

BLUE WOLF MONGOLIA HOLDINGS CORP.,

AND

BLUE WOLF ACQUISITION SUB, INC.

Dated as of May 21, 2013

AGREEMENT OF PLAN AND MERGER

3.2	Capitalization of the Company	30
3.3	Authorization; Binding Agreement	31
3.4	Governmental Approvals	32
3.5	No Violations	32
3.6	SEC Filings and Company Financial Statements	33
3.7	Absence of Undisclosed Liabilities	34
3.8	Compliance with Laws	34
3.9	Regulatory Agreements; Permits; Qualifications	35
3.10	Absence of Certain Changes	35
3.11	Taxes and Returns	36
3.12	Restrictions on Business Activities	37
3.13	Employee Benefit Plans	37
3.14	Employee Matters	37
3.15	Intellectual Property	37
3.16	Real Property	38
3.17	Environmental Matters	38
3.18	Material Contracts	38
3.19	Litigation	38
3.20	Transactions with Affiliates	39
3.21	Investment Company Act	39
3.22	Books and Records	39
3.23	Finders and Investment Bankers	39
3.24	Information Supplied	39
ARTICLE IV	COVENANTS	40
4.1	Access and Information; Confidentiality	40
4.2	Conduct of Business of Li3	41
4.3	No Solicitation	44
4.4	Preparation of Registration Statement and Prospectus; Shareholders/ Stockholders Meeting	46
4.5	Directors and Officers of the Company After Closing	48
4.6	Listing	48
ARTICLE V	ADDITIONAL COVENANTS OF THE PARTIES	48
5.1	Notification; Commercially Reasonable Efforts	48
5.2	Public Announcements	51
5.3	Further Assurances	51
5.4	Tender Offer; Other Actions	52
5.5	Required Information	54
5.6	Survival of Representations and Warranties; Indemnification	54
ARTICLE VI	CONDITIONS	55
6.1	Conditions to Each Party’s Obligations	55
6.2	Conditions to Obligations of the Company	56
6.3	Conditions to Obligations of Li3	57
6.4	Frustration of Conditions	58
ARTICLE VII	TERMINATION AND EXPENSES	58
7.1	Termination	58

7.2	Effect of Termination	59
7.3	Fees and Expenses	59
7.4	Amendment	60
7.5	Waiver	60
ARTICLE VIII	TRUST FUND WAIVER	60
8.1	Waiver of Claims Against Trust	60
ARTICLE IX	MISCELLANEOUS	61
9.1	Survival	61
9.2	Notices	61
9.3	Binding Effect; Assignment	62
9.4	Governing Law; Jurisdiction	62
9.5	Waiver of Jury Trial	63
9.6	Counterparts	63
9.7	Interpretation	63
9.8	Entire Agreement	64
9.9	Severability	64
9.10	Specific Performance	64
9.11	Third Parties	64
9.12	Further Assurances	64
9.13	Certain Definitions	65

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of May 21, 2013 by and among, Blue Wolf Mongolia Holdings Corp., a British Virgin Islands business company (the “Company”), Blue Wolf Acquisition Sub, Inc., a Nevada corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Li3 Energy, Inc., a Nevada corporation (“Li3”). The Company, Merger Sub, and Li3 are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

WITNESSETH:

A.           Li3, the Company and Merger Sub intend to effect the merger of Merger Sub with and into Li3 (the “Merger”), with Li3 continuing as the surviving entity in the Merger, as a result of which all of the issued and outstanding common stock of Li3, par value $0.001 per share (the “Li3 Common Stock”), immediately prior to the Effective Time (as defined herein), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration (as defined herein) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Nevada Revised Statutes (the “NRS”), all in accordance with the terms of this Agreement.

B.           The boards of directors of each of Li3, the Company and Merger Sub have approved this Agreement, the Merger and the transactions contemplated hereby, and each of them have determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the respective best interests of Li3, the Company and Merger Sub and their respective shareholders and stockholders.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I

TERMS OF THE MERGER

1.1           The Merger.

(a)          Upon the terms and subject to the conditions of this Agreement and in accordance with NRS, at the Effective Time, Merger Sub shall be merged with and into Li3. Upon consummation of the Merger, the separate existence of Merger Sub shall thereupon cease and Li3, as the surviving company in the Merger (the “Surviving Company”), shall continue its corporate existence under the NRS as a wholly-owned subsidiary of the Company.

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(b)          Subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the “Closing”) shall take place by the exchange of original or facsimile or electronic executed copies of this Agreement and each ancillary agreement hereto at 10:00 a.m. (EST) no later than one (1) Business Day (as defined herein) after the date that all of the closing conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions); provided, however, the Closing shall occur no later than July 22, 2013 (the “Drop Dead Date”). The Drop Dead Date may be changed to a different date upon the written mutual agreement of the Parties hereto. The date on which the Closing occurs is herein referred to as the “Closing Date”.

(c)          Subject to the terms and conditions hereof, concurrently with the Closing, the Parties shall file articles of merger (in any case, the “Articles of Merger”) with the Secretary of State of the State of Nevada, in such form as is required by, and executed in accordance with, the relevant provisions of the NRS (the date and time of such filing of the Articles of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Articles of Merger). The time when the Merger shall become effective is herein referred to as the “Effective Time”.

(d)          From and after the Effective Time, the Surviving Company shall possess all properties, rights, privileges, powers and franchises of Li3 and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of Li3 and Merger Sub shall remain the claims, obligations, liabilities, debts and duties of the Surviving Company.

(e)          Each share of common stock, $.001 par value, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and non-assessable share of common stock of the Surviving Company. This shall constitute the only capital stock of the Surviving Company following the Effective Time.

(f)          By virtue of the Merger, (i) the articles of incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Company, and (ii) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company.

(g)          If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of Li3 or Merger Sub, or otherwise carry out this Agreement, the officers of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of Li3 and Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Li3 or Merger Sub, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

(h)          Notwithstanding the potential application of Section 367 of the Internal Revenue Code of 1986, as amended (the “Code”), it is the intent of each of the Parties hereto that the Merger qualify as a reorganization under Section 368(a) of the Code.

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1.2           Merger Consideration. At the Effective Time, the Company shall cause to be issued to each stockholder of record of Li3 as of the Effective Time, in accordance with the terms and conditions of this Agreement, ordinary shares of the Company, no par value (the “Ordinary Shares”), equal to one (1) Ordinary Share for every two hundred and fifty (250) shares of Li3 Common Stock (the “Exchange Ratio”) owned by such stockholder at the Effective Time (the “Merger Consideration”).

1.3           Exchange Procedure.

(a)          As soon as practicable after the Effective Time, the Company shall cause Continental Stock Transfer & Trust Company (the “Exchange Agent”) to mail each holder of record holding an Li3 Common Stock certificate (the “Certificate”) a letter of transmittal as prepared by Li3 and the Company (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual receipt of the Certificates by the Exchange Agent) and instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon proper surrender to the Exchange Agent of a Certificate or Certificates for exchange, together with such properly completed letter of transmittal, duly executed, and any other documents and instruments reasonably required by the Exchange Agent, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefore a certificate representing the number of whole Ordinary Shares to which such holder of Li3 Common Stock shall have become entitled to hereunder and in accordance with this Agreement, and the Certificate or Certificates so surrendered shall be canceled. Until so surrendered, each Certificate shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration.

(b)          If any certificate representing Ordinary Shares is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition to the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(c)          After the Effective Time, there shall be no transfers on the stock transfer books of Li3 of Li3 Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of shares of Li3 Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates (properly endorsed or accompanied by an appropriate instrument of transfer) representing such shares are presented for transfer to the Exchange Agent, they shall represent the right to receive the Merger Consideration as provided in Section 1.2.

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(d)          Any portion of the Merger Consideration that remains unclaimed by the holders of Certificates as of the first anniversary of the Effective Time shall be returned to the Company. Any former stockholder of Li3 who has not theretofore complied with this Section 1.3 shall thereafter look only to the Company (subject to the terms of this Agreement, abandoned property, escheat and other similar Laws) for payment of the Merger Consideration to such stockholder as determined pursuant to this Agreement. Any consideration remaining unclaimed immediately prior to such time when such consideration would otherwise escheat or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Company, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Li3, the Surviving Company, the Company or the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar Law.

(e)          In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Company, the posting by such Person of a bond in such amount as the Company may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Agreement.

(f)          No certificates or scrip representing fractional shares of Ordinary Shares or book-entry credit of the same shall be issued upon the surrender of the Li3 Common Stock for exchange. Any portion of the Merger Consideration payable in a fractional share of Ordinary Shares shall be rounded up to the nearest whole number.

(g)          The Company and the Surviving Company shall be entitled to deduct and withhold from the Merger Consideration payable to the stockholders of Li3 pursuant to the Merger any such amounts as are required under the Code, or any applicable provision of state, local or foreign Tax Law, provided, however, that if the Company or Surviving Company intends to withhold any amount, the Company or Surviving Company, as applicable, shall provide reasonable advance written notice to Li3 of its intent to so withhold and a summary of the rationale for such withholding. Each of the Company and Surviving Company acknowledge that, as of the date hereof, neither it nor any of its affiliates has any knowledge that any amount is required to be withheld by the Company or Surviving Company from any portion of the Merger Consideration payable pursuant to this Agreement. To the extent that such amounts are so withheld by the Company or the Surviving Company such withheld amounts shall be treated for all purposes as having been paid to the stockholders of Li3 in respect of which such deduction and withholding was made by the Company or the Surviving Company, as the case may be, and such amounts shall be immediately, upon receipt, deposited with the applicable taxing authority.

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1.4           Options and Warrants.

(a)          At the Effective Time, each option to purchase shares of Li3 Common Stock which is outstanding immediately prior to the Effective Time (each, a “Li3 Option”), shall cease to represent a right to acquire shares of Li3 Common Stock and shall be converted, at the Effective Time, into a right to acquire Ordinary Shares (a “Converted Option”), on the same contractual terms and conditions as were in effect immediately prior to the Effective Time under the terms of the Li3 Option or other related agreement or award pursuant to which such Li3 Option was granted. The number of Ordinary Shares subject to each such Converted Option shall be equal to (1) Ordinary Share for every two hundred and fifty (250) shares of Li3 Common Stock underlying each such Li3 Option. Each Converted Option shall have an exercise price per share equal to the exercise price per share of Li3 Common Stock, subject to the Exchange Ratio. Any portion of a Li3 Option exercisable for a fractional share of Ordinary Shares shall be rounded up to the nearest whole number.

(b)          At the Effective Time, each warrant to purchase shares of Li3 Common Stock which is outstanding immediately prior to the Effective Time (each, a “Li3 Warrant”), shall cease to represent a right to acquire shares of Li3 Common Stock and shall be converted, at the Effective Time, into a right to acquire Ordinary Shares (a “Converted Warrant”), on the same contractual terms and conditions as were in effect immediately prior to the Effective Time under the terms of the Li3 Warrant or other related agreement or award pursuant to which such Li3 Warrant was granted. The number of Ordinary Shares subject to each such Converted Warrant shall be equal to (1) Ordinary Share for every two hundred and fifty (250) shares of Li3 Common Stock underlying each such Li3 Warrant. Each Converted Warrant shall have an exercise price per share equal to the exercise price per share of Li3 Common Stock, subject to the Exchange Ratio. Any portion of a Li3 Warrant exercisable for a fractional share of Ordinary Shares shall be rounded up to the nearest whole number.

1.5           Dissenting Stockholders; Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, if holders of shares of Li3 Common Stock that are issued and outstanding immediately prior to the Effective Date (the “Appraisal Shares”) properly demand appraisal pursuant to, and in compliance with, Chapter 92A of the NRS, the Appraisal Shares shall not be converted into Merger Consideration as provided in Section 1.2, but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Chapter 92A of the NRS; provided, however, that if any such holder of Appraisal Shares shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Chapter 92A of the NRS, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Date into, and to have become exchangeable solely for the right to receive, the Merger Consideration as provided in Section 1.2.

1.6           Sponsor Agreement. Concurrent with the execution of this Agreement, Blue Wolf MHC Ltd. (“Sponsor”) entered into an agreement with the Company, pursuant to which Sponsor agreed that, at the Effective Time, (a) One Million Six Hundred Ten Thousand (1,610,000) Ordinary Shares held by the Sponsor shall be canceled without any further consideration and (b) warrants to purchase Three Million Three Hundred Thirty Three Thousand and Three Hundred Thirty Three (3,333,333) Ordinary Shares held by the Sponsor shall be canceled without any further consideration (the “Sponsor Agreement”). The Sponsor Agreement further provides that any remaining Ordinary Shares owned by Sponsor subsequent to the Closing shall not be subject to any forfeiture provisions in effect at the Effective Time.

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Article II

REPRESENTATIONS AND WARRANTIES OF Li3

Except as set forth in the disclosure schedule delivered by Li3 to the Company on the date hereof (the “Li3 Disclosure Schedule”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, Li3 represents and warrants to the Company as follows:

2.1           Due Organization and Good Standing. Each of Li3 and each wholly owned or partially owned subsidiary of Li3 (each a “Li3 Subsidiary”) is a corporation, limited liability company or other entity, duly incorporated, formed, or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation, or organization and has all requisite corporate, limited liability, or other organizational power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted. Each of Li3 and each Li3 Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to result in a Li3 Material Adverse Effect (as defined below). Li3 has heretofore made available to the Company accurate and complete copies of Li3’s articles of incorporation and by-laws, as amended to date and as currently in effect (the “Li3 Organization Documents”), and the certificate of incorporation, by-laws or equivalent organizational document of each of the Li3 Subsidiaries, each as amended to date and as currently in effect (the “Li3 Subsidiary Organization Documents”). None of Li3 or any Li3 Subsidiary is in violation of any Li3 Organization Document or Li3 Subsidiary Organization Document, as the case may be.

For purposes of this Agreement, the term “Li3 Material Adverse Effect” shall mean, with respect to Li3 and/ or any Li3 Subsidiary, any occurrence, state of facts, change, event, effect or circumstance that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations or financial condition of Li3 and/ or any Li3 Subsidiary, taken as a whole, other than any occurrence, state of facts, change, event, effect or circumstance to the extent resulting from: (i) political instability, acts of terrorism or war, changes in national, international or world affairs, or other calamity or crisis, including without limitation as a result of changes in the international or domestic markets, so long as Li3 and/ or any Li3 Subsidiary is not disproportionately affected thereby, (ii) any change affecting the United States economy generally or the economy of any region in which Li3 and/ or any Li3 Subsidiary conducts business that is material to the business of Li3 and/ or any Li3 Subsidiary, so long as Li3 and/ or any Li3 Subsidiary is not disproportionately affected thereby, (iii) the announcement of the execution of this Agreement, or the pendency of the consummation of the transactions contemplated hereby, (iv) any change in GAAP (as defined herein) or interpretation thereof after the date hereof, or (v) the execution and performance of or compliance with this Agreement.

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2.2           Capitalization of Li3.

(a)          The authorized capital stock of Li3 consist of 990,000,000 shares of Li3 Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share. As of the date hereof, 395,497,453 shares of Li3 Common Stock are issued and outstanding, and no shares of preferred stock are currently issued and outstanding. All outstanding shares of Li3 Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NRS, the Li3 Organization Documents or any contract to which Li3 is a party or by which Li3 is bound. Except as set forth in Section 2.2(a) of the Li3 Disclosure Schedule, there are no outstanding contractual obligations of Li3 to repurchase, redeem or otherwise acquire any shares of Li3 Common Stock or any capital equity of Li3 and there are no outstanding contractual obligations of Li3 to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b)          Except as set forth in Section 2.2(b) of the Li3 Disclosure Schedule, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued capital stock of Li3 or obligating Li3 to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, its capital stock or securities convertible into or exchangeable for such capital stock, or obligating Li3 to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital stock. There are no outstanding obligations of Li3 to repurchase, redeem or otherwise acquire any capital stock or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(c)          Except as disclosed in Section 2.2(c)(i) of the Li3 Disclosure Schedule, there are no registration rights and there is no voting trust, proxy, rights plan, anti-takeover plan or other contracts or understandings to which Li3 is a party or by which Li3 is bound with respect to any of its capital stock or securities. Except as set forth in this Agreement or disclosed in Section 2.2(c)(ii) of the Li3 Disclosure Schedule, as a result of the consummation of the Merger, no shares of capital stock, warrants, options or other securities of Li3 are issuable and no rights in connection with any shares, warrants, rights, options or other securities of Li3 accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

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(d)          Except as disclosed in Section 2.2(d) of the Li3 Disclosure Schedule, no Indebtedness (as hereafter defined) of Li3 or any of the Li3 Subsidiaries contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Li3 or any of the Li3 Subsidiaries or (iii) the ability of Li3 or any of the Li3 Subsidiaries to grant any Encumbrance (as hereafter defined) on its properties or assets. As used in this Agreement, “Indebtedness” means (A) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than Expenses, capitalized lease expenses and current trade liabilities incurred in the ordinary course of business consistent with past practice and payable in accordance with customary practices), (B) any other indebtedness that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (C) all obligations under leases that should be classified as capital leases in accordance with GAAP, (D) all obligations in respect of acceptances issued or created, (E) all indebtedness referred to in clauses (A) through (D) secured by an Encumbrance on any property of such Person and (F) all guarantee obligations for indebtedness of others referred to in clauses (A) through (E). For purposes of this Agreement, “Encumbrance” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

(e)          Since October 19, 2009, Li3 has not declared or paid any distribution or dividend in respect of its capital stock and, except for as expressly contemplated by this Agreement, has not repurchased, redeemed or otherwise acquired any securities or equity interest of Li3, and the Li3 Board of Directors has not authorized any of the foregoing.

2.3           Subsidiaries.

(a)          Section 2.3(a)(i) of the Li3 Disclosure Schedule sets forth a true, complete and correct list of each of the Li3 Subsidiaries and their respective jurisdictions of incorporation, formation or organization. Except as otherwise set forth in Section 2.3(a)(ii) of the Li3 Disclosure Schedule, all of the capital stock and other equity interests of the Li3 Subsidiaries are owned, directly or indirectly, by Li3 free and clear of any Encumbrance (other than any restriction under the Securities Act of 1933, as amended (the “Securities Act”), or any state “blue sky” securities Laws) with respect thereto. All of the outstanding shares of capital stock or other equity interests in each of the Li3 Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and non-assessable, and with respect to the Li3 Subsidiaries that are limited liability companies, are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and were not issued in material violation of any applicable foreign, federal or state securities Laws. There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued capital equity of, or other equity interests in, any of the Li3 Subsidiaries or obligating any of the Li3 Subsidiaries to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, equity interest or securities convertible into or exchangeable for such securities, or obligating any of the Li3 Subsidiaries to grant, extend or enter into any option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities. There are no outstanding obligations of the Li3 Subsidiaries to repurchase, redeem (except as expressly contemplated by this Agreement) or otherwise acquire any capital stock of, or other equity interests in, any of the Company Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Neither Li3 nor any Li3 Subsidiary owns, directly or indirectly, any shares of capital stock or other equity or voting interests in (including any securities exercisable or exchangeable for or convertible into capital stock or other equity or voting interests in) any other Person other than publicly traded securities constituting less than five percent (5%) of the outstanding equity of the issuing entity, other than capital stock or other equity interest of the Li3 Subsidiaries owned by Li3 or another Li3 Subsidiary.

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(b)          Section 2.3(b) of the Li3 Disclosure Schedule lists all jurisdictions in which each of Li3 and each Li3 Subsidiary is qualified to conduct its respective business.

2.4           Authorization; Binding Agreement. Li3 has all requisite corporate power and authority to execute and deliver this Agreement and each other ancillary agreement related hereto to which it is a party, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each other ancillary agreement related hereto to which Li3 is a party and the consummation of the transactions contemplated hereby and thereby (i) have been duly and validly authorized by Li3, and (ii) no other corporate proceedings, other than the Li3 Stockholder Vote (as defined hereinafter), on the part of Li3 are necessary to authorize the execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each ancillary agreement to which Li3 is a party shall be when delivered, duly and validly executed and delivered by Li3 and, assuming the due authorization, execution and delivery of this Agreement and such ancillary agreements by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Li3, enforceable against Li3 in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

2.5           Governmental Approvals. Except as otherwise described in Section 2.5 of the Li3 Disclosure Schedule, no consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with (each, a “Consent”), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization (each, a “Governmental Authority”), on the part of Li3 or any of the Li3 Subsidiaries is required to be obtained or made in connection with the execution, delivery or performance by Li3 of this Agreement and each other ancillary agreement related hereto to which it is a party or the consummation by Li3 of the transactions contemplated hereby and thereby, other than (i) such filings as may be required in any jurisdiction where the Company is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (ii) pursuant to Antitrust Laws (as defined below), (iii) such filings as contemplated by this Agreement pursuant to the Merger, and (iv) applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (v) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to result in a Li3 Material Adverse Effect or prevent consummation of the transactions contemplated by this Agreement.

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2.6           No Violations. Except as otherwise described in Section 2.6 of the Li3 Disclosure Schedule, the execution and delivery by Li3 of this Agreement and each other ancillary agreement related hereto to which it is a party, the consummation by Li3 of the transactions contemplated hereby and thereby, and compliance by Li3 with any of the provisions hereof and thereof, will not, (i) conflict with or violate any provision of any Li3 Organization Document or Li3 Subsidiary Organization Document, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Li3 Material Contract (as defined below), (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrances (other than any Permitted Encumbrances (as defined below)) upon any of the properties, rights or assets of Li3 or any of the Li3 Subsidiaries, or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any foreign, federal, state or local Order, statute, law, rule, regulation, ordinance, principle of common law, constitution, treaty enacted, or any writ, arbitration award, injunction, directive, judgment, or decree, promulgated, issued, enforced or entered by any Governmental Authority (each, a “Law” and collectively, the “Laws”) to which Li3 or any of the Li3 Subsidiaries or any of their respective assets or properties are subject. For purposes of this Agreement, the term “Permitted Encumbrances” means (i) Encumbrances for Taxes or assessments and similar governmental charges or levies, which either are (A) not delinquent or (B) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (ii) other Encumbrances imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (iii) Encumbrances incurred or deposits made in the ordinary course of business in connection with social security, (iv) Encumbrances on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Encumbrances arising under this Agreement or any ancillary agreement hereto.

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2.7           SEC Filings and Li3 Financial Statements.

(a)          Since October 19, 2009, Li3 has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Li3 with the Securities and Exchange Commission (the “SEC”) under the Exchange Act, or the Securities Act, together with any amendments, restatements or supplements thereto. Section 2.7(a)(i) of the Li3 Disclosure Schedule lists, and Li3 has made available to the Company copies in the form filed with the SEC of all of the following, except in each such case, to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Li3’s Annual Reports on Form 10-K for each fiscal year of Li3 since October 19, 2009, (ii) Li3’s Quarterly Reports on Form 10-Q for each fiscal quarter that Li3 was required to file a Quarterly Report on Form 10-Q in each of the fiscal years of Li3 referred to in clause (i) above, (iii) all proxy statements relating to Li3’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, (v) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 2.7) filed by Li3 with the SEC since October 19, 2009 (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Li3 SEC Reports”) and (vi) all certifications and statements required by (x) Rule 13a-14 or 15d-14 under the Exchange Act, or (y) 18 U. S. C. §1350 (Section 906) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to any report referred to in clause (i) or (ii) above (collectively, the “Certifications”). The Li3 SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Li3 SEC Reports did not, as of their respective effective dates (in the case of Li3 SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other Li3 SEC Reports) (except to the extent that information contained in any Li3 SEC Report has been revised or superseded by a later filed Li3 SEC Report, in which case on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Certifications were each true and correct on the date made. To the extent required by the Exchange Act, Li3 and the Li3 Subsidiaries have established and maintain disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Li3 and the Li3 Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Li3’s filings with the SEC and other public disclosure documents. Li3’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Li3’s auditors and the Li3 Board of Directors (x) all significant deficiencies in the design or operation of internal controls that could adversely affect Li3’s ability to record, process, summarize and report financial data and have identified for Li3’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Li3’s internal controls.  Since October 19, 2009, Li3’s Board of Directors has not received any material complaint, allegation, assertion or claim, whether written or oral, regarding the financial accounting or auditing methods, principles or practices of Li3. Except as set forth in Section 2.7(a)(ii) of the Li3 Disclosure Schedule, to the knowledge of Li3, each director and executive officer of Li3 has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since October 19, 2009.

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(b)          The financial statements and notes contained or incorporated by reference in the Li3 SEC Reports and /or included in the Registration Statement, Proxy Statement or Tender Offer (the “Li3 Financials”) (i) in all material respects accurately reflect the books and records of Li3 as of the times and for the periods referred to therein, (ii) were prepared in accordance with (x) GAAP, and (y) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, result in a Li3 Material Adverse Effect) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable (iii) fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flow of Li3 and the Li3 Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, and (iv) to the extent required for inclusion in the filings with the SEC and mailings to the Company’s shareholders or Li3’s stockholders, comply, in all material respects with the Securities Act, Regulation S-X, the Exchange Act and the published general rules and regulations of the SEC. To the extent required by the Exchange Act, Li3 has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No financial statements other than those of Li3 and the Li3 Subsidiaries are required by GAAP to be included in the consolidated financial statements of Li3. Section 2.7(b) of the Li3 Disclosure Schedule contains a description of all non-audit services performed by Li3’s auditors for Li3 and the Li3 Subsidiaries since October 19, 2009 and the fees paid for such services; further, all such non-audit services were approved by the audit committee of the Li3 Board of Directors. Li3 has no off-balance sheet arrangements. For purposes of this Agreement, “GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

(c)          Since October 19, 2009, neither Li3 nor any Li3 Subsidiary, or to Li3’s knowledge, any director, officer or employee of Li3 or any Li3 Subsidiary, or any auditor or accountant of Li3 or the Li3 Subsidiaries has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Li3 or any Li3 Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Li3 or any Li3 Subsidiary has engaged in questionable accounting or auditing practices. To Li3’s knowledge, since October 19, 2009, no employee and no member of the Li3 Board of Directors nor any attorney representing Li3 or any Li3 Subsidiary, whether or not employed by Li3 or any Li3 Subsidiary, has received written notice from any Governmental Authority or any Person of any violation of consumer protection, insurance or securities Laws, breach of fiduciary duty or similar violation by Li3, the Li3 Subsidiaries or any of their respective officers, directors, employees or agents or reported written evidence of any such violation to the Li3 Board of Directors or any committee thereof or to any director or executive officer of Li3.

(d)          The Li3 Subsidiaries have never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

2.8           Absence of Certain Changes.

(a)          From January 1, 2013 through the date hereof, except as described in Section 2.8(a) of the Li3 Disclosure Schedule and as expressly contemplated by this Agreement, Li3 and the Li3 Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice.

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(b)          From January 1, 2013 through the date hereof, there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to result in a Li3 Material Adverse Effect.

2.9           Absence of Undisclosed Liabilities. Neither Li3 nor any Li3 Subsidiary is subject to any material liabilities or obligations of the type required to be reflected on a balance sheet prepared in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Li3 Financials other than liabilities or obligations reflected in Section 2.9 of the Li3 Disclosure Schedule, except, in each case, for such liabilities or obligations that would not reasonably be expected to result in a Li3 Material Adverse Effect.

2.10         Compliance with Laws. Except as set forth in Section 2.10 of the Li3 Disclosure Schedule, neither Li3 nor any of the Li3 Subsidiaries are in conflict with, or in default or violation of, nor has it received, since October 19, 2009, any written notice of any conflict with, or default or violation of, (A) any applicable Law by which it or any property or asset of Li3 or any Li3 Subsidiary is bound or affected including, without limitation, consumer protection, insurance or securities Laws, or (B) any Li3 Material Contract, except, in each case, for any deviations from any of the foregoing that would not reasonably be expected to result in a Li3 Material Adverse Effect.

2.11         Regulatory Agreements; Permits; Qualifications.

(a)          Except as disclosed in Section 2.11(a) of the Li3 Disclosure Schedule, there are no material written agreements, memoranda of understanding, commitment letters, or cease and desist orders, to which Li3 or any Li3 Subsidiary is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand.

(b)          Except as disclosed in Section 2.11(b) of the Li3 Disclosure Schedule, each of Li3, the Li3 Subsidiaries, and each employee of Li3 or any Li3 Subsidiary who is legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with Li3 or such Li3 Subsidiary, hold all material permits, licenses, franchises, grants, authorizations, Consents, exceptions, variances, exemptions, orders and other authorizations of Governmental Authorities, certificates, Consents and approvals and has made all registrations necessary to lawfully conduct Li3’s or the Li3 Subsidiaries’ respective business as presently conducted, and to own, lease and operate Li3’s or the Li3 Subsidiaries’ respective assets and properties (collectively, the “Li3 Permits”), except for any such permits, licenses, franchises, grants, authorizations, Consents, exceptions, variances, exemptions, certificates and approvals, the failure of which to obtain, individually or in conjunction with another, would not reasonably be expected to result in a Li3 Material Adverse Effect. Li3 has made available to the Company true, correct and complete copies of all material Li3 Permits. All of Li3 Permits are in full force and effect, and no suspension or cancellation of any of Li3 Permits is pending or, to Li3’s knowledge, threatened, except, in each case, where the failure of any Li3 Permits to have been in full force and effect, or the suspension or cancellation of any of Li3 Permits, would not reasonably be expected to result in a Li3 Material Adverse Effect. Li3 and the Li3 Subsidiaries are not in violation in any material respect of the terms of any Li3 Permit, except for any violations which would not reasonably be expected to result in a Li3 Material Adverse Effect.

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(c)          To Li3’s knowledge, no investigation, review or market conduct examination by any Governmental Authority with respect to Li3 or any Li3 Subsidiary is pending or threatened in writing.

2.12         Litigation.

(a)          Except as disclosed in Section 2.12(a)(i) of the Li3 Disclosure Schedule, there is no private, regulatory or governmental inquiry, action, suit, proceeding, litigation, claim, arbitration or investigation pending before any Governmental Authority of competent jurisdiction and/ or any arbitrator, agency, court or tribunal, foreign or domestic (each, an “Action”), or, to the knowledge of Li3, threatened against Li3, any of the Li3 Subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would reasonably be expected to result in a Li3 Material Adverse Effect. There is no decree, directive, order, writ, judgment, stipulation, determination, decision, award, injunction, temporary restraining order, cease and desist order or other order by, or any supervisory agreement or memorandum of understanding with any Governmental Authority (each, an “Order”) binding against Li3, any of the Li3 Subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to result in a Li3 Material Adverse Effect. Li3 and the Li3 Subsidiaries are in compliance with all Orders, except for any non-compliances which would not reasonably be expected to result in a Li3 Material Adverse Effect. Except as disclosed in Section 2.12(a)(ii) of the Li3 Disclosure Schedule, there is no material Action that Li3 or any of the Li3 Subsidiaries has pending against other parties. There is no Action pending or, to the knowledge of Li3, threatened against Li3 involving a claim against Li3 or any Li3 Subsidiary for false advertising with respect to any of Li3’s or any Li3 Subsidiary’s products or services, except for any such Action(s) which would not reasonably be expected to result in a Li3 Material Adverse Effect.

(b)          There is no Action or, to the knowledge of Li3, threatened Action against Li3 or any Li3 Subsidiary relating to the transactions contemplated by this Agreement, nor, to the knowledge of Li3, is there any basis therefor. Li3 and the Li3 Subsidiaries are not subject to or bound by any Order that will prevent the consummation of the transactions contemplated by this Agreement.

(c)          The expenses fixed by each Maricunga Company (as defined herein) for the maintenance and exploration expenses of each of the respective Litio 1-6 Concessions (as defined herein) were: (i) duly approved at a meeting of shareholders of each Maricunga Company and (ii) necessary to maintain and explore the respective Litio 1-6 Concessions.

2.13         Restrictions on Business Activities. There is no Order binding upon Li3 or any of the Li3 Subsidiaries that has or would reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect, any business practice of Li3 or any of the Li3 Subsidiaries as their businesses are currently conducted, any acquisition of property by Li3 or any of the Li3 Subsidiaries, the conduct of business by Li3 or any of the Li3 Subsidiaries as currently conducted, or the ability of Li3 or any Li3 Subsidiary to compete with other parties, except, in each case, for such Orders that would not reasonably be expected to result in a Li3 Material Adverse Effect.

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2.14         Material Contracts.

(a)          Section 2.14(a) of the Li3 Disclosure Schedule sets forth a true, correct and complete list of, and Li3 has made available to the Company, true, correct and complete copies of, each material written or oral contract, agreement, commitment, arrangement, lease, license, or plan and each other instrument in effect to which Li3 or any Li3 Subsidiary is a party or by which Li3, any Li3 Subsidiary, or any of their respective properties or assets are bound or affected, in each case as of the date hereof (each, a “Li3 Material Contract”) that:

(i)          contains covenants that materially limit the ability of Li3 or any Li3 Subsidiary (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person, except, in each case, for any such contract that may be canceled without any penalty or other liability to Li3 or any Li3 Subsidiary upon notice of thirty (30) days or less;

(ii)         involves any joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of Li3 and the Li3 Subsidiaries, taken as a whole;

(iii)        involves any exchange traded, over the counter or other swap, cap, floor, collar, futures, contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)        evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $100,000;

(v)         involves the acquisition or disposition (to the extent such transaction would be consummated after the date hereof), directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business) or capital stock or other equity interests of another Person;

(vi)        by its terms calls for aggregate payments by Li3 or any Li3 Subsidiary under such contract of more than $100,000 per year;

(vii)       with respect to any material acquisition of another Person, pursuant to which Li3 or any Li3 Subsidiary has (A) any continuing indemnification obligations in excess of $100,000 or (B) any “earn out” or other contingent payment obligations;

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(viii)      obligates Li3 or any Li3 Subsidiary to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(ix)         is between Li3 or any Li3 Subsidiary, on one hand, and any of their respective directors, managers or executive officers, on the other hand, that cannot be cancelled by Li3 (or the applicable Li3 Subsidiary) within thirty (30) days’ notice without material liability, penalty or premium;

(x)          obligates Li3 or any Li3 Subsidiary to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture); or

(xi)         relates to the development, ownership, licensing or use of any Intellectual Property material to the business of Li3 or any Li3 Subsidiary, other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $100,000 per year (collectively, “Off-the-Shelf Software Agreements”).

(b)          Except as disclosed in Section 2.14(b) of the Li3 Disclosure Schedule, with respect to each Li3 Material Contract: (i) such Li3 Material Contract is valid and binding and enforceable in all respects against Li3 or the Li3 Subsidiary party thereto (subject to Enforceability Exceptions) and, to Li3’s knowledge, the other party thereto and are in full force and effect; (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of Li3 Material Contract against Li3 or such Li3 Subsidiary and, to Li3’s knowledge, the other party thereto; (iii) neither Li3 nor any Li3 Subsidiary is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by Li3 or any Li3 Subsidiary, or permit termination or acceleration by the other party thereto, under such Li3 Material Contract; (iv) to Li3’s knowledge, no other party to such Li3 Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Li3 or any of the Li3 Subsidiaries, under such Li3 Material Contract, and (v) no other party to such Li3 Material Contract has the right to terminate or modify or has notified Li3 or any Li3 Subsidiary in writing that it is terminating or modifying, or considering terminating or modifying, the handling of its business by Li3 or any Li3 Subsidiary or in respect of any particular product, project or service of Li3 or any Li3 Subsidiary, or is planning to materially reduce its future business with Li3 or any Li3 Subsidiary in any manner except, with respect to each of clauses (i) through (v), for any deviations from any of the foregoing that would not reasonably be expected to result in a Li3 Material Adverse Effect.

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2.15         Intellectual Property.

(a)          Section 2.15(a)(i) of the Li3 Disclosure Schedule contains a list of: (i) all right, title and interest in and to all registered Intellectual Property and Intellectual Property that is the subject of a pending application for registration in each case that is, owned by Li3 or any of the Li3 Subsidiaries and is material to the business of Li3 and/ or any Li3 Subsidiary as currently conducted (“Li3 Intellectual Property”); and (ii) all material Intellectual Property, other than as may be licensed pursuant to Off-the-Shelf Software Agreements, that is licensed to Li3 or any of the Li3 Subsidiaries and is material to the business of Li3 and/ or any Li3 Subsidiary (“Li3 Licensed Intellectual Property”). Except where failure to own, license or otherwise possess such rights has not had and would not reasonably be expected to result in a Li3 Material Adverse Effect, each of Li3 and the Li3 Subsidiaries (x) has all right, title and interest in and to the Li3 Intellectual Property owned by it, free and clear of all Encumbrances, other than rights and interest licensed to any other Person and Permitted Encumbrances, (y) has valid rights to use the Li3 Licensed Intellectual Property, and (z) Li3 and the Li3 Subsidiaries are not obligated or under any liability to make royalty or other payments to any owner, licensor, or other claimant to, any Li3 Licensed Intellectual Property or other intangible assets with respect to the use thereof or in connection with the conduct of the business of Li3 or the Li3 Subsidiaries or otherwise. Except as set forth in Section 2.15(a)(ii) of the Li3 Disclosure Schedule, neither Li3 nor any of the Li3 Subsidiaries has received any written notice alleging that it has infringed, diluted or misappropriated, or, by conducting its business as currently conducted, has infringed, diluted or misappropriated, the Intellectual Property rights of any Person and, except as set forth in Section 2.15(a)(iii) of the Li3 Disclosure Schedule, to the knowledge of Li3, there is no valid basis for any such allegation. Except as set forth in Section 2.15(a)(iv) of the Li3 Disclosure Schedule, to Li3’s knowledge neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will materially impair or materially alter Li3’s or any Li3 Subsidiary’s rights to any Li3 Intellectual Property or Li3 Licensed Intellectual Property. To Li3’s knowledge, all of Li3 Intellectual Property and the license rights to the Li3 Licensed Intellectual Property are valid, enforceable and subsisting and, as of the date hereof, there is no material Action that is pending or, to Li3’s knowledge, threatened that challenges the rights of Li3 or any of the Li3 Subsidiaries in any material respect of any Li3 Intellectual Property or Li3 Licensed Intellectual Property or the validity, enforceability or effectiveness thereof. The Li3 Intellectual Property and the Li3 Licensed Intellectual Property constitute all material Intellectual Property owned by or licensed to Li3 or the Li3 Subsidiaries and used in or necessary for the operation by Li3 and the Li3 Subsidiaries of their respective businesses as currently conducted. Neither Li3 nor any of the Li3 Subsidiaries is in breach or default (or would with the giving of notice or lapse of time or both be in such breach or default) under any license to use any of the Li3 Licensed Intellectual Property, except for any such breaches and defaults which would not reasonably be expected to result in a Li3 Material Adverse Effect.

(b)          For purposes of this Agreement, “Intellectual Property” means (i) United States, international and foreign patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (ii) United States and foreign registered, pending and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (iii) United States and foreign copyrights, and registrations and applications for registration thereof; and copyrightable works, including website content; (iv) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information; and (v) confidential and proprietary information including, without limitation, know-how, recipes and formulas.

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2.16         Employee Benefit Plans.

(a)          Section 2.16(a) of the Li3 Disclosure Schedule lists, with respect to Li3 and the Li3 Subsidiaries, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) material loans from Li3 to officers and directors other than advances for expense reimbursements incurred in the ordinary course of business, (iii) any securities option, securities stock purchase, phantom securities, securities appreciation right, equity-related, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iv) all bonus, pension, retirement, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (v) other material fringe, perquisite, or employee benefit plans, programs, policies, agreements or arrangements, and (vi) any current or former employment, change of control, retention or executive compensation, termination or severance plans, programs, policies, collective bargaining, agreements or arrangements, written or otherwise, as to which material unsatisfied liabilities or obligations, contingent or otherwise, remain for the benefit of, or relating to, any present or former employee, consultant, manager or director, or which could reasonably be expected to have any material liabilities or obligations (together, the “Li3 Benefit Plans”). The term Li3 Benefit Plans also includes all benefit plans subject to Title IV of ERISA in connection with which any trade or business (whether or not incorporated) that is treated as a single employer with Li3 and the Li3 Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code (a “Li3 ERISA Affiliate”) may have any liability.

(b)          Other than as would not reasonably be expected to result in a Li3 Material Adverse Effect, (i) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, by Li3 or by any trusts created thereunder, any trustee or administrator thereof or any other Person, with respect to any Li3 Benefit Plan, (ii) each Li3 Benefit Plan has been administered in material accordance with its terms and in compliance in all material respects with the requirements prescribed by any and all applicable Laws (including ERISA and the Code), (iii) Li3 and each Li3 ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of Li3 Benefit Plans that are subject to Title IV of ERISA, and (iv) all contributions and premiums required to be made by Li3 or any Li3 ERISA Affiliate to any Li3 Benefit Plan have been made on or before their due dates, including any legally permitted extensions. Except with respect to claims for benefits in the ordinary course, no Action has been brought, or to the knowledge of Li3 is threatened, against or with respect to any such Li3 Benefit Plan, including any audit or inquiry by the Internal Revenue Service (“IRS”), United States Department of Labor (the “DOL”) or other Governmental Authority (other than as would not reasonably be expected to result in a Li3 Material Adverse Effect). Each Li3 Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and any awards thereunder, in each case that is subject to Section 409A of the Code, has been operated in good faith compliance, in all material respects, with Section 409A of the Code since January 1, 2005. Each Li3 Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS upon which the sponsor of such Li3 Benefit Plan is entitled to rely, has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, or is maintained pursuant to a volume submitter or prototype document for which it may properly rely on the applicable advisory or opinion letter, and neither Li3 nor any Li3 Subsidiary is aware of any circumstances that could result in revocation of any such favorable determination letter or the loss of the qualification of such Li3 Benefit Plan under Section 401(a) of the Code.

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(c)          Except as disclosed in Section 2.16 of the Li3 Disclosure Schedule, or as otherwise provided in this Agreement, any ancillary agreement related hereto or as provided by applicable Law, with respect to Li3 Benefit Plans, the consummation of the transactions contemplated by this Agreement and any ancillary agreement related hereto to which Li3 is a party, will not, either alone or in combination with any other event or events, (i) entitle any current or former employee, manager, director or consultant of Li3 or any of the Li3 Subsidiaries to any payment of severance pay, golden parachute payments, or bonuses, (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or obligation to fund benefits with respect to any employee or director of Li3 or any of the Li3 Subsidiaries, or (iii) accelerate the time of payment or vesting of options to purchase securities of Li3, or increase the amount of compensation due any such employee, director or consultant.

(d)          None of the Li3 Benefit Plans contains any provision requiring a gross-up pursuant to Section 280G or 409A of the Code or similar Tax provisions.

(e)          No Li3 Benefit Plan maintained by Li3 or any of the Li3 Subsidiaries provides material benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of Li3 or any of the Li3 Subsidiaries after termination of employment (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

(f)          Neither Li3 nor any Li3 ERISA Affiliate has any liability with respect to any (i) employee pension benefit plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” as defined in Section 3(37) of ERISA or (iii) “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code.

(g)          Except as set forth in Section 2.16(g) of the Li3 Disclosure Schedule, no Li3 Benefit Plan is maintained outside the jurisdiction of the United States (any such Li3 Benefit Plan set forth in Section 2.16(g) of the Li3 Disclosure Schedule, “Li3 Foreign Benefit Plans”). All Li3 Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality and all Li3 Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Li3 Foreign Benefit Plans, adequate reserves therefor have been established in accordance with applicable foreign accounting standards on the accounting statements of the applicable Li3 or Li3 Subsidiary entity.

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2.17         Taxes and Returns.

(a)          Except as set forth in Section 2.17(a) of the Li3 Disclosure Schedule, Li3 has or will have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax returns and reports required to be filed by it or the Li3 Subsidiaries (taking into account all available extensions) (collectively, “Tax Returns”), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Li3 Financials have been established.

(b)          Section 2.17(b) of the Li3 Disclosure Schedule sets forth each jurisdiction where Li3 and each Li3 Subsidiary files or is required to file a Tax Return.

(c)          To the Knowledge of Li3, neither Li3 nor any of the Li3 Subsidiaries is being audited by any taxing authority or has been notified by any Tax authority that any such audit is contemplated or pending.

(d)          There are no material claims, assessments, audits, examinations, investigations or other proceedings pending against Li3 or any of the Li3 Subsidiaries in respect of any Tax, and neither Li3 nor any of the Li3 Subsidiaries has been notified in writing of any proposed Tax claims or assessments against Li3 or any of the Li3 Subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the Li3 Financials have been established or are immaterial in amount).

(e)          There are no material liens with respect to any Taxes upon any of Li3’s or the Li3 Subsidiaries’ assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings and for which adequate reserves in the Li3 Financials have been established.

(f)          Neither Li3 nor any of the Li3 Subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Li3 or any of the Li3 Subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g)          Neither Li3 nor any of the Li3 Subsidiaries has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on Taxes following the Closing.

(h)          Neither Li3 nor any of the Li3 Subsidiaries participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation section 1.6011-4.

(i)          Neither Li3 nor any Li3 Subsidiary has any material liability or potential material liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise.

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(j)          Neither Li3 nor any Li3 Subsidiary is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to material Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) that will be binding on Li3 or any Li3 Subsidiary with respect to any period following the Closing Date.

(k)          Neither Li3 nor any Li3 Subsidiary has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(l)          For purposes of this Agreement, the term “Tax” or “Taxes” shall mean any tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Authority (including any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, net worth, premium, license, excise, franchise, employment, payroll, social security, workers compensation, unemployment compensation, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon.

2.18         Finders and Investment Bankers. Except as set forth in Section 2.18 of the Li3 Disclosure Schedule, Li3 and/ or any Li3 Subsidiary have not incurred, nor will any of them incur, any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Li3 and/ or any Li3 Subsidiary.

2.19         Title to Properties; Assets.

(a)          Section 2.19(a)(i) of the Li3 Disclosure Schedule contains a correct and complete list of all real property and interests in real property leased or subleased by or for the benefit of Li3 or any of the Li3 Subsidiaries from or to any Person (collectively, the “Li3 Real Property”). The list set forth in Section 2.19(a)(i) of the Li3 Disclosure Schedule contains, with respect to each of Li3 Real Properties, all existing leases, subleases, licenses, guarantees or other occupancy contracts to which Li3 or any of the Li3 Subsidiaries is a party or by which Li3 or any of the Li3 Subsidiaries is bound, and all assignments, amendments, modifications, extensions and supplements thereto (collectively, the “Li3 Leases”), the terms of which have been complied with by Li3 and any Li3 Subsidiary, except for any non-compliances as would not reasonably be expected to result in a Li3 Material Adverse Effect. Li3 Real Property set forth in Section 2.19(a)(i) of the Li3 Disclosure Schedule comprises all of the real property necessary and/or currently used in the operations of the business of Li3 and the Li3 Subsidiaries. Li3 does not own any real property. Except as set forth in Section 2.19(a)(ii) of the Li3 Disclosure Schedule, Li3 or a Li3 Subsidiary has good and valid title to, a valid leasehold interest in, or valid license to use, all of the material personal property, assets and rights used by them in the operation of their respective businesses, free and clear of all Encumbrances other than Permitted Encumbrances.

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(b)          A true, correct, complete and full execution copy of each Li3 Lease set forth in Section 2.19(a)(i) of the Li3 Disclosure Schedule has been made available to the Company. Except as set forth in Section 2.19(b)(i) of the Li3 Disclosure Schedule, Li3 or Li3 Subsidiary’s interests in each of the Li3 Leases are free and clear of all Encumbrances, other than Permitted Encumbrances, and each of the Li3 Leases is in full force and effect and are free and clear of all Encumbrances, other than Permitted Encumbrances, and each of the Li3 Leases is in full force and effect. Except as set forth in Section 2.19(b)(ii) of the Li3 Disclosure Schedule, neither Li3 nor any of the Li3 Subsidiaries nor, to the knowledge of Li3, any other party to any Li3 Lease is in breach of or in default under (with or without notice or lapse of time or both), in any material respect, any of the Li3 Leases, except for any breaches or defaults which would not reasonably be expected to result in a Li3 Material Adverse Effect. Li3 and the Li3 Subsidiaries enjoy peaceful and undisturbed possession under all such Li3 Leases and have not received notice of any material default, delinquency or breach on the part of Li3 or any Li3 Subsidiary.

2.20         Employee Matters.

(a)          There are no material Actions pending or, to the knowledge of Li3, threatened involving Li3 or any Li3 Subsidiary and any of their respective employees or former employees (with respect to their status as an employee or former employee, as applicable) including any harassment, discrimination, retaliatory act or similar claim. Since October 19, 2009, there has been: (i) to Li3’s knowledge, no labor union organizing or attempting to organize any employee of Li3 or any of the Li3 Subsidiaries into one or more collective bargaining units with respect to their employment with Li3 or any of the Li3 Subsidiaries; and (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of Li3 or any of the Li3 Subsidiaries pending with respect to their employment with Li3 or any of the Li3 Subsidiaries or threatened against Li3 or any of the Li3 Subsidiaries. Neither Li3 nor any of the Li3 Subsidiaries is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees of Li3 or any of the Li3 Subsidiaries and no such agreement is currently being negotiated.

(b)          Except as set forth in Section 2.20(b) of the Li3 Disclosure Schedule, Li3 and the Li3 Subsidiaries (i) are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written notice, or any other form of notice, that there is any Action involving unfair labor practices against Li3 or any of the Li3 Subsidiaries pending, (ii) are not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) are not liable for any material payment to any trust or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice), and except for any non-compliances or liabilities which not reasonably be expected to result in a Li3 Material Adverse Effect. Except as would not reasonably be expected to result in a Li3 Material Adverse Effect, there are no Actions pending or, to the knowledge of Li3, threatened against Li3 or any Li3 Subsidiary brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

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(c)          Section 2.20(c) of the Li3 Disclosure Schedule lists all of the employees of Li3, including title, salary and benefits. Except for the employment agreements referenced in Section 2.20(c) of the Li3 Disclosure Schedule and other than pursuant to ordinary arrangements of compensation to personnel, Li3 is not under any obligation or liability to any officer, director, consultant or staff member of Li3.

2.21         Environmental Matters. Except as set forth in Section 2.21 of the Li3 Disclosure Schedule or as would not reasonably be expected to result in a Li3 Material Adverse Effect:

(a)          Neither Li3 nor any of the Li3 Subsidiaries is the subject of any national, international, federal, state, local or foreign Order, judgment or written claim, and neither Li3 nor any of the Li3 Subsidiaries has received any written notice or claim, or entered into any negotiations or agreements with any Person, in each case that would impose a liability or obligation under any Environmental Law;

(b)          Li3 and the Li3 Subsidiaries are in compliance in all material respects with all applicable Environmental Laws;

(c)          Neither Li3 nor any of the Li3 Subsidiaries has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Substance, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any liability or obligation under applicable Environmental Laws;

(d)          Li3 and the Li3 Subsidiaries have no liability (and Li3, the Li3 Subsidiaries or their respective predecessors, have not treated, handled or disposed of any Hazardous Substance, arranged for the disposal of any Hazardous Substance, or owned or operated any property or facility in any manner that could form the basis for any present or future Action against Li3 or any Li3 Subsidiary giving rise to any liability) for damage to any site (including any real property), location, or body of water (surface or subsurface) or for illness or personal injury;

(e)          Li3 and the Li3 Subsidiaries have delivered or caused to be delivered to the Company all environmental assessments, reports, audits and other documents in its or their possession, or under their respective control that relate to real property that Li3, the Li3 Subsidiaries, or any of their predecessors currently occupies or has occupied at any time in the past; and

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(f)          Each of Li3 and the Li3 Subsidiaries holds and is in compliance in all material respects with all Li3 Permits required to conduct its business and operations under all applicable Environmental Laws.

For purposes of this Agreement, “Environmental Laws” means any Law relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, and including restrictions on Hazardous Substances in electrical and electronic equipment, in each case as in effect before or at the date hereof. “Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous or as a pollutant or contaminant under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Authority or any Environmental Law including, without limitation, all substances regulated by the Law of Chile.

2.22         Transactions with Affiliates. Other than (i) for payment of salary and benefits for services rendered, (ii) reimbursement for expenses incurred on behalf of Li3 or any Li3 Subsidiary, (iii) for other employee benefits made generally available to all employees, (iv) with respect to any Person’s ownership of capital stock or equity securities of Li3 or any Li3 Subsidiary or such Person’s employment with Li3 or any Li3 Subsidiary, (v) as set forth in Section 2.22 of the Li3 Disclosure Schedule, or (vi) as stated in the Li3 Financials, there are no contracts or arrangements that are in existence as of the date of this Agreement under which there are any material existing or future liabilities or obligations between Li3 or any of the Li3 Subsidiaries, on the one hand, and, on the other hand, any (y) present manager, officer or director of either Li3 or any of the Li3 Subsidiaries or (z) record or beneficial owner of more than five percent (5%) of the outstanding securities of Li3 and/ or any Li3 Subsidiary as of the date hereof (each, a “Li3 Affiliate Transaction”).

2.23         Insurance.  Section 2.23 of the Li3 Disclosure Schedule sets forth a correct and complete list of all material insurance policies issued in favor of Li3 or any Li3 Subsidiary, or pursuant to which Li3, any Li3 Subsidiary or any of their respective directors and/ or officers are a named insured or otherwise a beneficiary. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither Li3 nor any Li3 Subsidiary is in any material respect, in breach of or default under, and neither Li3 nor any Li3 Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, (iii) to the knowledge of Li3, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and (iv) no notice of cancellation or termination has been received with respect to any such policy, and Li3 knows of no reason any such insurance policy would be cancelled or modified in any material respect as a result of the transactions contemplated hereby.

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2.24         Books and Records. All of the financial books and records of Li3 and the Li3 Subsidiaries are complete and accurate in all material respects and, since October 19, 2009, have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

2.25         Accounts Receivable. All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of Li3 and/or the Li3 Subsidiaries, in accordance with GAAP (the “Li3 Accounts Receivable”) arose in the ordinary course of business and represent valid obligations to Li3 and/ or the Li3 Subsidiaries arising from their respective businesses. To Li3’s knowledge, none of the Li3 Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Li3 Financials.

2.26         Listing. The Li3 Common Stock is quoted on the OTCBB. Except as set forth in Section 2.26 of the Li3 Disclosure Schedule, there is no action or proceeding pending or, to Li3’s knowledge, threatened against Li3 by the Financial Industry Regulatory Authority (“FINRA”) with respect to any intention by such entity to suspend, prohibit or terminate the quotation of the Li3 Common Stock on the OTCBB.

2.27         Investment Company Act. Li3 is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

2.28         Title to Mining Concessions.

(a)          Section 2.28 of the Li3 Disclosure Schedule contains a correct and complete list of all mining concessions owned by Li3 directly or indirectly through its subsidiaries.

(b)          With respect to the following groups of mining exploitation concessions: Litio 1, 1 al 29; Litio 2, 1 al 30; Litio 3, 1 al 58; Litio 4, 1 al 60; Litio 5, 1 al 60, Litio 6, 1 al 60 (collectively, the “Litio 1-6 Mining Concessions”), Li 3 warrants and represents that:

(i)	Each of the Litio 1-6 Mining Concessions is fully owned by each of the following Chilean legal mining companies, respectively: Sociedad Legal Minera Litio 1 de la Sierra Hoyada de Maricunga; Sociedad Legal Minera Litio 2 de la Sierra Hoyada de Maricunga; Sociedad Legal Minera Litio 3 de la Sierra Hoyada de Maricunga; Sociedad Legal Minera Litio 4 de la Sierra Hoyada de Maricunga; Sociedad Legal Minera Litio 5 de la Sierra Hoyada de Maricunga; and Sociedad Legal Minera Litio 6 de la Sierra Hoyada de Maricunga (collectively, the “Maricunga Companies”);

(ii)	Each of the Litio 1-6 Mining Concessions is valid and in good standing, free and clear from all Encumbrances, with the corresponding license (patente) duly and timely paid;

(iii)	The area covered by the Litio 1-6 Mining Concessions corresponds to the core of the lithium reserves found in the project that Li3 has named the Maricunga Project;

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(iv)	The area covered by each of the Litio 1-6 Mining Concessions does not overlap with the area covered by any other mining concession (whether to explore or to exploit, constituted or in process of constitution) of third party(ies);

(v)	The area covered by each of the Litio 1-6 Mining Concessions is located outside the section of the Salar de Maricunga which has been declared a National Park;

(vi)	Each of the Maricunga Companies is a Chilean legal mining company, valid and in good standing;

(vii)	Minera Li Energy SpA (“Minera Li”) holds 60% equity interest in each of the Maricunga Companies;

(viii)	Minera Li’s shares in each of the Maricunga Companies are fully paid, free and clear from all Encumbrances;

(ix)	Minera Li is a Chilean sociedad por acciones company, valid and in good standing;

(x)	Li3 is the exclusive shareholder of Minera Li; and

(xi)	Li3’s shares in Minera Li are fully paid, free and clear from all Encumbrances.

(c)          With respect to the group of mining exploitation concessions named “Cocina 19 al 27” (the “Cocina Mining Concessions”), Li 3 warrants and represents that:

(i)	As of April 16, 2013, the Cocina Mining Concessions were fully owned by the Chilean legal mining company named “Cocina Diecinueve de la Hoyada de Maricunga” (the “Cocina Company”);

(ii)	As of April 16, 2013, the Cocina Company was valid and in good standing;

(iii)	As of April 16, 2013, the exclusive shareholders of the Cocina Company were Messrs. José Resk Nara and Carlos Alfonso Iribarren;

(iv)	In December 2009, Messrs. José Resk Nara and Carlos Alfonso Iribarren, in their capacity as exclusive shareholders of the Cocina Company, entered into an option agreement with a third party whereby (i) such third party was granted the option to purchase all of the outstanding shares of the Cocina Company; and (ii) Cocina Company’s shares were pledged, Cocina Mining Concessions were mortgaged; and both said shares and concessions were prohibited from being sold or, in general, used as consideration for any act or contract, all of the above in favor of the third party and as collateral for its option;

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(v)	The third party’s option to purchase the shares of the Cocina Company expired on April 15, 2013;

(vi)	By public deed granted in the notary of Copiapó of Mr. Hernán Cañas Valdés, dated April 16, 2013, Mr. José Resk Nara sold each and all his shares in the Cocina Company to Minera Li;

(vii)	By another public deed granted in the same notary and date Mr. Carlos Alfonso Iribarren sold each and all his shares in the Cocina Company to Minera Li;

(viii)	The registration of the Cocina Company shares in the name of Minera Li has already been requested to the Registry of Mines of Copiapó and is still pending;

(ix)	Except for Encumbrances granted in favor of the third party in connection with its expired option to purchase the shares of the Cocina Company, each and all the shares of the Cocina Company thereby sold were fully paid and free of Encumbrances at the time of the sale;

(x)	Except for Encumbrances granted in favor of a third party in connection with its expired option to purchase the shares of the Cocina Company, each and all the Cocina Mining Concessions were free of all Encumbrances, valid and in good standing at the time of the sale, with the corresponding license (patente) duly and timely paid;

(xi)	Subsequent to the public deeds whereby it purchased all the outstanding shares of the Cocina Company, Minera Li has not entered into any agreement with any party with respect to those shares or with respect to the Cocina Mining Concessions (other than those necessary to implement the agreements included in said public deeds, if any);

(xii)	The area covered by the Cocina Mining Concessions comprises approx. 450 hectares, adjoin the Litio 1-6 Mining Concessions and were constituted prior to the 1979 Lithium Exploitation Restrictions;

(xii)	Because of its proximity with the Litio 1-6 Mining Concessions and on a preliminary basis, Li3 has reasons to believe that lithium reserves per hectare in the area covered by the Cocina Mining Concessions may be similar to those that Li3 reasonably consider exist in the area covered by the Litio 1-6 Mining Concessions;

(xiii)	The area covered by each of the Cocina Mining Concessions does not overlap with the area covered by any other mining concession (whether to explore or to exploit, constituted or in process of constitution) of third party(ies);

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(xiv)	The area covered by each of the Cocina Mining Concessions is located outside the section of the Salar de Maricunga which has been declared a National Park;

(d)          With respect to the following mining exploration concessions: Amarillo, Verde and Isidora (collectively, the “Exploration Mining Concessions”), Li3 warrants and represents that:

(i)	Minera Li is the exclusive owner of each of the Exploration Mining Concessions;

(ii)	Each of the Exploration Mining Concessions is valid and in good standing, free and clear from all Encumbrances, with the corresponding license (patente) duly and timely paid;

(iii)	The Exploration Mining Concessions Verde and Amarillo cover an area located out of the Salar de Maricunga and close to the Litio 1-6 Concessions;

(iv)	The Exploration Mining Concession Isidora overlaps with the Litio 1-6 Concessions and has been constituted for protection purposes; and

(v)	The area covered by each of the Exploration Mining Concessions is located outside the section of the Salar de Maricunga which has been declared a National Park.

2.29         Information Supplied. None of the information relating to Li3 or any Li3 Subsidiary, which is supplied or to be supplied by Li3 or any Li3 Subsidiary expressly for inclusion or incorporation by reference in the filings with the SEC or the mailings to the Company’s shareholders and/ or the Li3’s stockholders as it relates to the Tender Offer, the Registration Statement or the Proxy Statement will, at the date of filing or mailing, or any amendment thereto, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Li3 and the Li3 Subsidiaries or that is included in the SEC filings or mailings). None of the information supplied or to be supplied by Li3 and the Li3 Subsidiaries expressly for inclusion or incorporation by reference in any of the Signing Filing, the Signing Press Release, the Closing Filing and the Closing Press Release (each such capitalized term, as hereafter defined) (collectively, the “Ancillary Public Disclosures”) will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Li3 and the Li3 Subsidiaries or that is included in the Ancillary Public Disclosures). Notwithstanding the foregoing, Li3 makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company.

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Article III

REPRESENTATIONS AND WARRANTIES OF the company and MERGER SUB

Except as set forth in the disclosure schedule delivered by the Company to Li3 on the date hereof (the “Company Disclosure Schedule”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company represents and warrants to Li3 as follows:

3.1           Due Organization and Good Standing.

(a)          The Company is a business company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands and has all requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except as would not reasonably be expected to have a Company Material Adverse Effect. The Company has heretofore made available to Li3 accurate and complete copies of the Company’s Amended and Restated Memorandum and Articles of Association (the “Charter” or the “Company Organizational Documents”), as currently in effect.

(b)          For purposes of this Agreement, the term “Company Material Adverse Effect” shall mean any occurrence, state of facts, change, event, effect or circumstance that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, other than any occurrence, state of facts, change, event, effect or circumstance to the extent resulting from: (i) political instability, acts of terrorism or war, changes in national, international or world affairs, or other calamity or crisis, including without limitation as a result of changes in the international or domestic markets, so long as such Party is not disproportionately affected thereby, (ii) any change affecting the United States economy generally or the economy of any region in which the Company conducts business that is material to the business of the Company, so long as the Company is not disproportionately affected thereby, (iii) the announcement of the execution of this Agreement, or the pendency of the consummation of the transactions contemplated hereby, (iv) any change in GAAP or interpretation thereof after the date hereof, or (v) the execution and performance of or compliance with this Agreement.

(c)          Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Nevada and has all requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to result in a Company Material Adverse Effect. Merger Sub has heretofore made available to Li3 accurate and complete copies of the Merger Sub’s Articles of Incorporation (the “Merger Sub Organizational Documents”), as currently in effect.

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3.2           Capitalization of the Company.

(a)          The authorized capital shares of the Company consists of an unlimited number of shares, with no par value, consisting of six (6) classes of shares which includes (i) an unlimited number of Ordinary Shares, and (ii) an unlimited number of preferred shares divided into five (5) classes of preferred shares. As of the date hereof, (x) 4,268,381 Ordinary Shares are issued and outstanding, and (y) no classes of preferred shares are currently issued and outstanding. The Company issued 8,050,000 units in connection with its IPO (as defined herein), with each unit comprised of one (1) Ordinary Share and a warrant to purchase one (1) Ordinary Share. As of the date hereof, warrants to purchase 12,216,667 Ordinary Shares are issued and outstanding, of which 8,050,000 warrants were issued as part of the foregoing units in the IPO. All issued and outstanding Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BVI Act, the Company Organizational Documents or any contract to which the Company is a party. None of the outstanding securities of the Company has been issued in violation of any applicable securities Laws.

(b)          Except as set forth in Section 3.2(a), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued Ordinary Shares or obligating the Company to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or Ordinary Shares or securities convertible into or exchangeable for such shares, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such Ordinary Shares. Other than the Tender Offer (as defined herein), there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Ordinary Shares of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(c)          There are no shareholders agreements, voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of any issued shares of the Company other than as listed in Section 3.2(c) of the Company Disclosure Schedule.

(d)          No Indebtedness of the Company contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company or (iii) the ability of the Company to grant any Encumbrance (as hereafter defined) on its properties or assets.

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(e)          Since the date of the Company’s formation, and except as contemplated by this Agreement, the Company has not declared or paid any distribution or dividend in respect of the Ordinary Shares and has not repurchased, redeemed or otherwise acquired any Ordinary Shares, and the Company’s board of directors has not authorized any of the foregoing.

(f)          The authorized capital stock of Merger Sub consists of 75,000,000 shares of Merger Sub Common Stock and no preferred stock. As of the date hereof, 100 shares of Merger Sub Common Stock are issued and outstanding. Except for the foregoing, no capital stock, equity interests or other securities of Merger Sub are issued, reserved for issuance or outstanding. Each share of Merger Sub Common Stock is duly authorized, validly issued, fully paid and nonassessable and owned by the Company, free and clear of all Encumbrances. No Merger Sub Common Stock is subject to or issued in violation of any provision of any foreign, federal or state securities Laws, the NRS, the Subsidiary Organizational Documents of Merger Sub or any contract to which Merger Sub is a party. There are no other outstanding securities of Merger Sub other than the Merger Sub Common Stock. Except for the Merger Sub, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person and Merger Sub does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person. Since the date of its formation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, and the performance of its obligations hereunder. Merger Sub was incorporated solely for the consummation of the transactions contemplated hereby.

3.3           Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each other ancillary agreement related hereto to which it is a party, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party and the consummation of the transactions contemplated hereby and thereby (i) have been duly and validly authorized by the Company, and (ii) no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the Company or its shareholders are necessary to authorize the execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each ancillary agreement to which the Company is a party shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and such ancillary agreements by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions,.

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3.4         Governmental Approvals. Except as otherwise described in Section 3.4 of the Company Disclosure Schedule, no Consent of or with any Governmental Authority on the part of the Company or the Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by the Company or Merger Sub of this Agreement and each other ancillary agreement related hereto to which it is a party or the consummation by the Company of the transactions contemplated hereby and thereby, other than (i) such filings as may be required in any jurisdiction where the Company is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (ii) pursuant to Antitrust Laws (as defined herein), (iii) such filings as contemplated by this Agreement, (iv) any filings required with the NASDAQ Capital Market (“NASDAQ”) with respect to the transactions contemplated by this Agreement, including the Tender Offer (defined below), the Registration Statement (defined below), and issuance of the Ordinary Shares, (v) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (vi) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Materially Adverse Effect or prevent consummation of the transactions contemplated by this Agreement.

3.5         No Violations. Except as otherwise described in Section 3.5 of the Company Disclosure Schedule, the execution and delivery by the Company and Merger Sub of this Agreement and each other ancillary agreement related hereto and the consummation by the Company and Merger Sub of the transactions contemplated hereby and thereby and compliance by the Company and Merger Sub with any of the provisions hereof or thereof will not, as the case may be, (i) conflict with or violate any provision of the Company Organizational Documents or Merger Sub Organizational Documents, as the case may be, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Company Material Contract (as defined herein), (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrance (except for Permitted Encumbrances) upon any of the properties, rights or assets of the Company, or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.5 hereof, and the waiting periods referred to therein have expired, and any condition precedent to such Consent or waiver has been satisfied, conflict with, contravene or violate in any respect any Law to which the Company or any of its respective assets or properties are subject.

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3.6         SEC Filings and Company Financial Statements.

(a)         The Company, since its formation, has filed all forms, reports, schedules, statements, registrations statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act and/ or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Section 3.6 of the Company Disclosure Schedule lists and, except to the extent available on the SEC’s web site through EDGAR, the Company has delivered to Li3 any copies in the form filed with the SEC of all of the following: (i) the Company’s Annual Reports and Transition Reports on Form 10-K/A and/ or Form 20-F/A for each fiscal year of the Company beginning with the first year the Company was required to file such a form, (ii) the Company’s Quarterly Reports on Form 10-Q/A or Reports of Foreign Issuer on Form 6-K, as applicable, for each fiscal quarter that the Company filed such reports to disclose its quarterly financial results in each of the fiscal years of the Company referred to in clause (i) above, and (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Company with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “Company SEC Reports”) and (vi) all certifications and statements required by (w) Rules 13a-14 or 15d-14 under the Exchange Act, and (x) the Sarbanes-Oxley Act with respect to any report referred to in clause (i) above (collectively, the “Company Certifications”). The Company SEC Reports (y) were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes Oxley Act, as the case may be, and the rules and regulations thereunder and (z) did not, as of their respective effective dates (in the case of Company SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other Company SEC Reports) (except to the extent that information contained in any Company SEC Report has been revised or superseded by a later Company SEC Report, in which case on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Li3 is aware that the Company has restated certain of its Company SEC Reports for the reason set forth in the Form 6-K filed by the Company on April 29, 2013 (the “Restatement”). To the extent required by the Exchange Act, the Company Certifications were each true and correct on the date made. The Company has established and maintains disclosure controls and procedures required by Rules 13a-15(e) or 15d-15(e) under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the Company’s board of directors (x) all significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.  As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)         The financial statements and notes contained or incorporated by reference in the Company SEC Reports, as amended for the Restatement (the “Company Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Company at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable). No financial statements other than those of the Company are required by GAAP to be included in the financial statements of the Company. The Company has no off-balance sheet arrangements. The Company Financials, to the extent required for inclusion in the filings with the SEC and mailings or other distributions to the Company’s shareholders as they relate to the Tender Offer, will comply in all material respects with the Exchange Act and the published general rules and regulations of the SEC.

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(c)         Since March 11, 2011, neither the Company, or to the Company’s knowledge, any director, officer or employee of the Company, or any auditor or accountant of the Company has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. To the Company’s knowledge, since March 11, 2011, no employee and no member of the Company Board nor any attorney representing the Company, whether or not employed by the Company, has received written notice from any Governmental Authority or any Person of any violation of consumer protection, insurance or securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents or reported written evidence of any such violation to the Company Board or any committee thereof or to any director or executive officer of the Company

3.7         Absence of Undisclosed Liabilities. The Company is not subject to any material liabilities or obligations of the type required to be reflected on a balance sheet prepared in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Company Financials, other than liabilities or obligations reflected in Section 3.7 of the Company Disclosure Schedule.

3.8         Compliance with Laws. The Company is in compliance with all Laws applicable to it and the conduct of its business as currently conducted. The Company is not in conflict with, or in default or violation of, nor since its formation, has received any notice of any conflict with, or default or violation of, (A) any applicable Law by which the Company or its property or assets is bound or affected, or (B) any Company Material Contract (as defined herein) to which the Company is a party or by which the Company or any property, asset or right of the Company is bound or affected, except, in each case, for any such conflicts, defaults or violations that would not reasonably be expected to have a Company Material Adverse Effect. Notwithstanding the generality of the foregoing, (x) since the date of the Company’s formation, the Company has given or made all required notices, submissions, reports or other filings under applicable Laws and (y) all contracts, agreements, arrangements and transactions in effect between the Company any affiliate are in compliance in all material respects with the requirements of all applicable Laws. There is no pending or, to the knowledge of the Company, threatened proceeding or investigation to which the Company is subject before any Governmental Authority regarding whether the Company has violated in any material respect any applicable Laws. Since the date of its formation, the Company has not received notice of any material violation of, or noncompliance with, any Law applicable to the Company or directing the Company to take any remedial action with respect to such applicable Law or otherwise, and no material deficiencies of the Company have been asserted by any Governmental Authority with respect to possible violations of any applicable Laws. Since its date of formation, the Company has timely filed all material reports, statements, documents, registrations, filings or submissions required to be filed with any regulatory or Governmental Authority, and all such reports, registrations, filings and submissions are in compliance (and complied at the relevant time) with applicable Law and no material deficiencies have been asserted by any such Governmental Authority with respect to any reports, statements, documents, registrations, filings or submissions required to be filed with respect to the Company with any Governmental Authority that have not been remedied.

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3.9         Regulatory Agreements; Permits; Qualifications.

(a)         There are no (i) written agreements, consent agreements, memoranda of understanding, commitment letters, cease and desist orders, or similar undertakings to which the Company is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand, (ii) Orders or directives of or supervisory letters from a Governmental Authority specifically with respect to the Company or any property or asset owned by it, or (iii) resolutions or policies or procedures adopted by the Company at the request of a Governmental Authority, that (A) limit in any material respect the ability of the Company to conduct its business as currently being conducted, (B) in any manner impose any requirements on the Company in respect of the provision of its products, services and/ or business that materially add to or otherwise materially modify in any respect the requirements imposed under applicable Laws, (C) require the Company or any of its divisions to make capital contributions or make loans to another division or affiliate of the Company, or (D) in any manner relate to the ability of the Company to pay dividends or otherwise materially restrict the conduct of business of the Company in any respect.

(b)         The Company holds all permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other governmental authorizations, certificates, consents and approvals necessary to lawfully conduct their businesses as presently conducted and contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”), all of which are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure of any Company Permits to have been in full force and effect, or the suspension or cancellation of any of the Company Permits, would not reasonably be expected to have a Company Material Adverse Effect. Section 3.9(b) of the Company Disclosure Schedule sets forth each Company Permit. The Company is not in violation of the terms of any Company Permit that would reasonably be expected to result in a Company Material Adverse Effect.

(c)         No investigation, review or market conduct examination by any Governmental Authority with respect to the Company, or its affiliates, is pending or, to the knowledge of the Company, threatened, nor does the Company have knowledge of any Governmental Authority’s intention to conduct any such investigation or review.

3.10        Absence of Certain Changes.

(a)         Except as set forth in Section 3.10 of the Company Disclosure Schedule or as consented to in writing by the Company (and excluding the transactions contemplated hereby), since its date of formation, the Company has conducted its business in the ordinary course of business consistent with past practice.

(b)         Except as contemplated by this Agreement, since the date of the Company’s formation, there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to have a Company Material Adverse Effect.

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3.11        Taxes and Returns.

(a)         The Company has or will have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax returns and reports required to be filed by it (taking into account all available extensions) (collectively, “Company Tax Returns”), which Company Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established.

(b)         Section 3.11(b) of the Company Disclosure Schedule sets forth each jurisdiction where the Company and the Merger Sub files or is required to file a Company Tax Return.

(c)         To the Knowledge of the Company, the Company is not being audited by any taxing authority or has been notified by any Tax authority that any such audit is contemplated or pending.

(d)         There are no material claims, assessments, audits, examinations, investigations or other proceedings pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established or are immaterial in amount).

(e)         There are no material liens with respect to any Taxes upon any of the Company’s assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings and for which adequate reserves in the Company Financials have been established.

(f)         The Company does not have any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g)         The Company has not made any change in accounting methods or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on Taxes following the Closing.

(h)         The Company has not participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation section 1.6011-4.

(i)         The Company does not have any material liability or potential material liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise.

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(j)         The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to material Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) that will be binding on the Company with respect to any period following the Closing Date.

(k)         The Company has not requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(l)         Except as set forth in Section 3.11(l) of the Company Disclosure Schedule, neither the Company nor the Merger Sub: (i) are presently subject to U.S. taxation on their activities, or (ii) are subject to U.S. tax filing obligations.

3.12        Restrictions on Business Activities. There is no agreement or Order binding upon the Company which has or could reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect any business practice of the Company as its business as is currently conducted, any acquisition of property by the Company, or restricting in any material respect the ability of the Company from engaging in business as currently conducted by it or from competing with other Persons.

3.13        Employee Benefit Plans. The Company does not maintain, and has no liability under, any (i) employee benefit plans (as defined in Section 3(3) of ERISA), (ii) material loans from the Company to officers and directors other than advances for expense reimbursements incurred in the ordinary course of business, (iii) any securities option, securities stock purchase, phantom securities, securities appreciation right, equity-related, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iv) all bonus, pension, retirement, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (v) other material fringe, perquisite, or employee benefit plans, programs, policies, agreements or arrangements, and (vi) any current or former employment, change of control, retention or executive compensation, termination or severance plans, programs, policies, collective bargaining, agreements or arrangements, written or otherwise, as to which material unsatisfied liabilities or obligations, contingent or otherwise, remain for the benefit of, or relating to, any present or former employee, consultant or director, or which could reasonably be expected to have any material liabilities or obligations. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of the Company, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.14        Employee Matters. The Company has no paid employees.

3.15        Intellectual Property. The Company does not own, license or otherwise have any right, title or interest in any Intellectual Property.

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3.16        Real Property. The Company does not own or lease any real or personal property.

3.17        Environmental Matters. Except for such matters that are not reasonably expected to have a Company Material Adverse Effect, the Company: (i) has, to the knowledge of the Company, complied with all applicable Environmental Laws (ii) has not received any notice, demand, letter, claim or request for information alleging that the Company may be in violation of or liable under any Environmental Law; and (iii) is not subject to any Order or other arrangement with any Governmental Authority or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law.

3.18        Material Contracts.

(a)         Except as set forth on Section 3.18(a) of the Company Disclosure Schedule, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, licenses, permits, franchises, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which the Company is a party or by or to which any of the properties or assets of the Company may be bound, subject or affected, which either (i) creates or imposes a liability greater than $100,000, or (ii) may not be cancelled by the Company on less than thirty (30) days’ prior notice without payment of a penalty or termination fee (the “Company Material Contracts”). All Company Material Contracts have been made available to Li3 other than those that are exhibits to the Company SEC Reports.

(b)         With respect to each Company Material Contract: (i) the Company Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Company Material Contract is legal, valid, binding and enforceable in all material respects against the Company and, to the Company’s knowledge, the other party thereto, and in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions); (iii) the Company is not in breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by the Company, or permit termination or acceleration by the other party, under the Company Material Contract that would reasonably be expected to have a Company Material Adverse Effect; and (iv) to the Company s knowledge, no other party to the Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Company, under any Company Material Contract.

3.19        Litigation. Except as disclosed in Section 3.19(a)(i) of the Company Disclosure Schedule, there is no Action pending, or, to the knowledge of the Company, threatened against the Company, the Merger Sub, or any of their respective properties, rights or assets or any of their respective officers or directors (in their capacities as such) that would reasonably be expected to result in a Company Material Adverse Effect. There is no Order binding against the Company, Merger Sub, or any of their respective properties, rights or assets or any of their respective officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to result in a Company Material Adverse Effect. The Company and the Merger Sub are in compliance with all Orders, except for any non-compliances which would not reasonably be expected to result in a Company Material Adverse Effect. Except as disclosed in Section 3.19(a)(ii) of the Company Disclosure Schedule, there is no material Action that the Company or the Merger Sub has pending against other parties.

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3.20         Transactions with Affiliates. Section 3.20 of the Company Disclosure Schedule sets forth a true, correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement under which there are any existing or future liabilities or obligations between the Company and any (i) present or former director, officer, employee or affiliate of the Company, or any family member of any of the foregoing, or (ii) record or beneficial owner of more than five percent (5%) of the Company’s outstanding Ordinary Shares as of the date hereof.

3.21         Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.22         Books and Records. All of the books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course and in accordance with applicable Laws and standard industry practices with regard to the maintenance of such books and records. The records, systems, controls, data and information of the Company are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its accountants (including all means of access thereto and therefrom).

3.23         Finders and Investment Bankers. Except as set forth on Section 3.23 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

3.24         Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in (a) any Report on Form 6-K or any other report, form, registration, or other filing made with any Governmental Authority with respect to the transactions contemplated hereby or (b) the mailings or other distributions to the Company’s shareholders, including the Proxy Materials, Offer Documents, or any amendment thereto, will, when filed, mailed or distributed, as applicable, contains any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Ancillary Public Disclosures shall, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Li3.

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Article IV

COVENANTS

4.1         Access and Information; Confidentiality.

(a)         Li3 shall give, and shall direct the Li3 Subsidiaries and its and the Li3 Subsidiaries’ accountants and legal counsel to give, the Company and its Representatives (as defined herein), at reasonable times during normal business hours and upon reasonable intervals and notice, and subject to any confidentiality agreements with third Persons (the existence and scope of which have been disclosed to the Company in advance), access to all offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client contracts and director service agreements), of or pertaining to Li3 or any Li3 Subsidiary, as the Company or its Representatives may reasonably request regarding Li3’s or any Li3 Subsidiary’s business, assets, liabilities, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountant’s work papers (subject to the consent or any other conditions required by such accountant, if any)) and instruct Li3’s Representatives to reasonably cooperate with the Company in its investigation; provided, however, that the Company shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Li3.

(b)         The Company shall give, and shall direct the Company Subsidiaries and its and the Company Subsidiaries’ accountants and legal counsel to give, Li3 and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, and subject to any confidentiality agreements with third Persons (the existence and scope of which have been disclosed to Li3 in advance), access to all offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client contracts and director service agreements), of or pertaining to the Company or any Company Subsidiary, as Li3 or its Representatives may reasonably request regarding the Company or any Company Subsidiary’s business, assets, liabilities, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountant’s work papers (subject to the consent or any other conditions required by such accountant, if any)) and instruct the Company’s Representatives to reasonably cooperate with Li3 in its investigation; provided, however, that Li3 shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company.

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(c)         All information obtained by Li3 and the Company pursuant to this Agreement or otherwise, shall be kept confidential in accordance with and subject to the Mutual Non-Disclosure Agreement, dated as of February 5, 2013, by and between the Company and Li3 (the “Confidentiality Agreement”). The Parties further acknowledge and agree that the existence and terms of this Agreement and the transactions contemplated hereby are strictly confidential and that they and their respective officers, managers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents or other representatives (collectively, the “Representatives”) shall not disclose to the public or to any third Person the terms of this Agreement and the transactions contemplated hereby other than with the express prior written consent of the other Parties, except (i) as may be required by applicable Law or at the request of any Governmental Authority having jurisdiction over the such Party or any of its Representatives, control persons or affiliates, (ii) as required to carry out a Party’s obligations hereunder, (iii) as may be required under this Agreement, or (iv) as may be required to defend any action brought against such Person in connection with this Agreement, and in the case of clause (iv), in accordance with and subject the terms and conditions of the Confidentiality Agreement.

(d)         In no event shall a Party have access to any information that (x) based on advice of counsel, disclosure of such information (A) would violate applicable Laws, including U.S. Antitrust Laws, or (B) violate any obligation of such other Party with respect to confidentiality so long as, with respect to confidentiality, such party has made reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality, or (y) in the reasonable judgment of the other Party, could result in the disclosure of any trade secrets of third parties and, in each such case, such Party shall only be entitled to withhold those portions of such information which are subject to the foregoing limitations. No information or knowledge obtained by any Party hereto pursuant to this Section 4.1 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger.

4.2         Conduct of Business of Li3.

(a)         Unless the Company hereto shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Closing (the “Executory Period”), except as expressly contemplated by this Agreement or as set forth on Section 4.2 of the Li3 Disclosure Schedule, (i)  Li3 shall, and shall cause each Li3 Subsidiary to, conduct its business, in all material respects, in the ordinary course of business consistent with past practice, and (ii)  Li3 shall, and shall cause each Li3 Subsidiary to, preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, to maintain, in all material respects, existing relationships with all Persons with whom it does significant business, and to preserve the possession, control and condition of its assets, all as consistent with past practice.

(b)         Without limiting the generality of the Section 4.2(a) and except as contemplated by the terms of this Agreement or as set forth on Section 4.2 of the Li3 Disclosure Schedule (or except as such action is in the ordinary course of business consistent with past practice in all material respects), during the Executory Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Li3 shall not, and shall cause each Li3 Subsidiary not to:

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(i)         amend, waive or otherwise change, in any respect, any of the Li3 Organizational Documents or Li3 Subsidiary Organizational Documents;

(ii)        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its capital stock, equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its capital stock or equity securities, including any securities convertible into or exchangeable for any of its capital stock or equity securities of any class and any other securities-based awards, or engage in any hedging transaction with a third Person with respect to such capital stock or equity securities;

(iii)        split, combine, recapitalize or reclassify any of its capital stock or issue any other equity securities in respect thereof or pay or set aside any distribution or other dividend (whether in cash, securities or property or any combination thereof) in respect of its capital stock or equity securities, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its capital stock or equity securities;

(iv)         incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) not to exceed $3,000,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any Person;

(v)         increase the wages, salaries or compensation of any of its employees by more than five percent (5%), or increase bonuses for the foregoing individuals in excess of five percent (5%), or make commitments to advance with respect to bonuses for fiscal year 2012 or 2013, or materially increase other benefits of any of the foregoing individuals, or enter into, establish, materially amend or terminate any Li3 Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Li3 Benefit Plans or in the ordinary course of business consistent with past practice;

(vi)         make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii)        transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Li3 Intellectual Property or Li3 Licensed Intellectual Property, or disclose to any Person who has not entered into a confidentiality agreement any trade secrets;

(viii)       terminate or waive or assign any material right under any Li3 Material Contract or any tenant lease or enter into any contract (A) involving amounts potentially exceeding $50,000 per year or (B) that would be a Li3 Material Contract or (C) with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of sixty (60) days or less;

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(ix)         fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)         enter into any new line of business;

(xi)         fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of Li3 or any Li3 Subsidiary in an amount and scope of coverage as are currently in effect;

(xii)        revalue any of its material assets or make any change in accounting methods, principles or practices, except in compliance with GAAP and approved by Li3’s outside auditors;

(xiii)       waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by Li3) not in excess of $50,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any claims, liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv)      close or materially reduce Li3’s or any Li3 Subsidiary’s activities, or effect any layoff or other Li3 or any Li3 Subsidiary initiated personnel reduction or change, at any of Li3’s or any Li3 Subsidiary’s facilities;

(xv)       acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xvi)       make capital expenditures in excess of $200,000 (individually or in the aggregate);

(xvii)      adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii)     voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $3,000,000 (individually or in the aggregate) other than pursuant to the terms of a Li3 Material Contract or Li3 Benefit Plan;

(xix)       sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx)        enter into any agreement, understanding or arrangement with respect to the voting of Li3 Common Stock;

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(xxi)         take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

(xxii)       enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Li3 Affiliate Transaction; or

(xxiii)      authorize or agree to do any of the foregoing actions.

4.3         No Solicitation.

(a)         For purposes of this Agreement, “Acquisition Proposal” means (other than the transactions contemplated by this Agreement) any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to a merger, reorganization, recapitalization, consolidation, share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions involving Li3 or any Li3 Subsidiary, on one hand, and any third Person, on the other hand, or the acquisition or purchase of fifty percent (50%) or more of Li3’s or any Li3 Subsidiary’s assets or business, and any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third Person beneficially owning fifty percent (50%) or more of any class of capital stock or voting securities of Li3 or any Li3 Subsidiary.

(b)         During the Executory Period, in order to induce the Company to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, except as previously disclosed to the Company in writing, Li3 shall not, and shall cause the Li3 Subsidiaries not to, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding Li3 or any Li3 Subsidiary to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which Li3 or any Li3 Subsidiary is a party. Without limiting the foregoing, Li3 shall be responsible for the actions of its Representatives that would constitute a violation of the restrictions set forth in this Section 4.3 if done by such Person. Li3 shall promptly inform its Representatives of the obligations undertaken in this Section 4.3.

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(c)         Li3 shall notify the Company as promptly as practicable (and in any event within 72 hours) orally and in writing of the receipt by Li3, any Li3 Subsidiary and/ or the Li3’s Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, other than any Acquisition Proposal that would come from a party previously disclosed to the Company in writing as exempted in Section 4.3(b), and (ii) any request for non-public information relating to Li3 or any Li3 Subsidiary specifying in the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if verbal) and the identity of the party making such inquiry, proposal, offer or request for information, other than any request that would come from a party previously disclosed to the Company in writing as exempted in Section 4.3(b). Li3 shall keep the Company promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Executory Period, except as previously disclosed to the Company in writing, Li3 shall, and cause Li3 Subsidiaries to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall direct its Representatives to cease and terminate any such solicitations, discussions or negotiations.

(d)         Notwithstanding anything in this Section 4.3 to the contrary, at any time prior to the Li3 Stockholder Vote, if Li3 receives a bona fide Acquisition Proposal which the Li3 Board of Directors concludes in good faith, after consultation with outside legal counsel and its financial advisors, constitutes a Superior Proposal (as defined below) that was made after the date hereof and that did not result from a breach of this Section 4.3 by Li3, the Li3 Board of Directors may, if it determines in good faith and after consultation with outside legal counsel that, in light of such Superior Proposal, not taking such action would be inconsistent with the fiduciary duties of the Li3 Board of Directors to its stockholders under applicable Law, the Li3 Board of Directors may withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, in a manner adverse to the Company, the approval or recommendation by such board or committee of the adoption of this Agreement and the consummation of the transactions contemplated hereby, including the effectuation of the Merger (a “Li3 Change of Board Recommendation”), and approve or recommend such Superior Proposal; provided, however, that Li3 shall not be entitled to exercise its right to make a Li3 Change of Board Recommendation pursuant to this sentence unless Li3 has: (A) provided the Company five (5) Business Days’ prior written notice (such notice, a “Li3 Notice of Superior Proposal”), which notice shall not be deemed to be a Li3 Change of Board Recommendation, advising the Company that the Li3 Board of Directors intends to take such action and specifying the reasons therefor, including the then current material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Li3 Board of Directors and the identity of the Person making the proposal (it being understood and agreed that any amendment to the financial terms or any material amendment to any other material term of any such Superior Proposal shall require a new Li3 Notice of Superior Proposal and a new five (5) Business Day notice period), (B) during the applicable notice period, if requested by the Company, engaged in good faith negotiations with the Company to amend this Agreement in such a manner that any Acquisition Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal and (C) at the end of the applicable notice period, such Acquisition Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by the Company following a Li3 Notice of Superior Proposal, as a result of the negotiations required by clause (A) or otherwise).

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(e)         A “Superior Proposal” means an unsolicited written bona fide offer to consummate any of the following transactions made by a third party that the Li3 Board of Directors determines, in its good faith judgment, is capable of doing so: (i) a merger, consolidation, share exchange, business combination or other similar transaction involving Li3 pursuant to which the stockholders of Li3 immediately preceding such transaction would hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; or (ii) the acquisition by any Person or group (including by means of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving Li3), directly or indirectly, of ownership of 100% of the then outstanding shares of Li3 Common Stock, in each case on terms (including conditions to consummation of the contemplated transaction) that the Li3 Board of Directors determines, in its good faith judgment, to be more favorable to the stockholders of Li3 than the Merger and for which financing, to the extent required, is then committed.

4.4         Preparation of Registration Statement and Prospectus; Shareholders/Stockholders Meeting.

(a)         As promptly as practicable, but in no event more than one week following the execution of this Agreement, the Company and Li3 shall prepare, and the Company shall file with the SEC, a registration statement on Form F-4 (the “Registration Statement”), which will include a proxy statement/ prospectus of Li3 (the “Proxy Statement”). Each of Li3 and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Proxy Statement and the Registration Statement. Li3 will cause the Proxy Statement to be mailed to its stockholders promptly after the Registration Statement is declared effective under the Securities Act. Li3 acknowledges that a substantial portion of the prospectus contained in the Registration Statement shall include disclosure regarding Li3 and its management, operations and financial condition. Accordingly, Li3 agrees to promptly provide the Company with the information concerning Li3, its management and operations and financial condition required to be included in the Registration Statement. Li3 shall make its, and cause each Li3 Subsidiary to make its, managers, directors, officers and employees available to the Company and its counsel in connection with the drafting of the Proxy Statement and Registration Statement and responding in a timely manner to comments thereon from the SEC. The Company, with the cooperation and assistance of Li3, shall use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable. Li3 shall use its commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Li3 shall promptly furnish all information concerning Li3 and the holders of Li3 Common Stock as may be reasonably requested in connection with the foregoing actions. The Company shall, as promptly as reasonably practicable after receipt thereof, provide Li3 copies of any written comments and advise Li3 of any oral comments, with respect to the Registration Statement received from the SEC. Each Party shall also advise the other Party, as promptly as reasonably practicable after receipt of notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, or the suspensions of the qualification of the Ordinary Shares issuable in connection with the Merger for offering or sale in any jurisdiction. The Parties shall cooperate and provide the other with a reasonable opportunity to review and comment with respect to any comments of the SEC and any amendment or supplement to the Registration Statement prior to filing such with the SEC and will provide each other with a copy of all such filings with the SEC to the extent not otherwise publicly available. If at any time prior to the Effective Time, the Company or Li3 has knowledge of any information relating to the Company, Li3 or any of their respective officers, directors or other affiliates, which should be set forth in an amendment or supplement to the Registration Statement so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and, to the extent required by applicable Laws, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required under applicable Law, disseminated to the shareholders of the Company.

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(b)         Each of the Company and Li3 shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers, shareholders and stockholders and such other matters as may be reasonably necessary or advisable in connection with preparation and filing of the Registration Statement or any other statement, filing, notice or application made by or on behalf of the Company, Li3 or any of their respective Subsidiaries to any Governmental Authority, including, without limitation, FINRA, in connection with the offer and sale of the Merger Consideration.

(c)         Each of the Company and Li3 shall promptly advise the other upon receiving any communication from any Governmental Authority the consent or approval of which is required for consummation of the transactions contemplated by this Agreement, or from FINRA, that causes such Party to believe that there is a reasonable likelihood that any requisite approval will not be obtained or that the receipt of any such approval may be materially delayed, and, to the extent permitted by applicable Law, shall promptly provide the other Party with a copy of such communication.

(d)         Li3 shall bear all expenses of the Registration Statement, including fees and expenses, if any, of legal counsel or other advisors.

(e)         Li3 shall duly give notice of, convene and hold a meeting of its stockholders (the “Li3 Stockholders Meeting”) as promptly as practicable following the date the Registration Statement is declared effective under the Securities Act, for the sole purpose of obtaining stockholder approval of the Merger (the “Li3 Stockholder Vote”). Li3 shall use commercially reasonable efforts to solicit approval of the Merger from the stockholders of Li3 and include in the Proxy Statement the recommendation of the Li3 Board of Directors to its stockholders to vote in favor the Merger and the other transactions contemplated hereby. Notwithstanding the foregoing, Li3 may adjourn or postpone the Li3 Stockholders Meeting as and to the extent required by applicable Law. The Company shall make its and the Merger Sub’s directors, officers, employees and consultants available to Li3 and its counsel in connection with obtaining the Li3 Stockholders Vote and the drafting of the Proxy Statement. If, prior to the Effective Time, any material event occurs with respect to the Company or the Merger Sub, or any material change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, the Company shall promptly notify Li3 of such event, and Li3 and the Company shall cooperate in the prompt preparation and distribution of any necessary amendment or supplement to the Registration Statement and Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the stockholders of Li3.

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(f)         Li3 shall promptly transmit any amendment or supplement to the Li3 stockholders, if at any time prior to the Li3 Stockholders Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement.

4.5         Directors and Officers of the Company After Closing. The Parties shall take all necessary action, including causing the directors of the Company prior to the Closing to resign, so that seven (7) individuals (of whom four (4) shall be appointed by Li3 and three (3) shall be appointed by the Company) shall be appointed to the board of directors of the Company immediately after the Closing Date. Immediately after the Closing Date, the Parties shall take all necessary action to designate and appoint Luis Francisco Saenz, Patrick Cussen, Patricio Campos, Harvey McKenzie, SungWon Lee, Myron Manternach and Jonathan Lee to be appointed to the board of directors of the Company. Immediately after the Closing Date, the Parties shall take all necessary action to designate and appoint Luis Francisco Saenz (President and Chief Executive Officer) and Luis Santillana (Chief Financial Officer, Secretary and Treasurer) as officers of the Company.

4.6         Listing. On and after the Effective Time and subject to the provisions of this Agreement, the Company shall use its best efforts to have the Ordinary Shares listed in Canada on the TSX Venture Exchange and to continue to have the Ordinary Shares listed in the United States on the NASDAQ.

Article V

ADDITIONAL COVENANTS OF THE PARTIES

5.1         Notification; Commercially Reasonable Efforts.

(a)         Notification of Certain Matters. Each of the Parties shall give prompt notice to the other Parties if any of the following occurs after the date of this Agreement: (i) there has been a material failure on the part of the Party providing the notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or any non-compliance with any Law; (iii) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iv) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (v) the commencement or threat, in writing, of any Action against any Party or any of its affiliates, or any of their respective properties or assets, or, to the knowledge of the Company or Li3, as applicable, any officer or director, in his or her capacity as such, of the Company or Li3, as applicable, or any of their affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice to any Party shall constitute an acknowledgement or admission by the Party providing notice regarding whether or not any of the conditions to Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

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(b)         Commercially Reasonable Efforts.

(i)         Subject to the terms and conditions of this Agreement, each Party shall use commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all Requisite Regulatory Approvals (as defined below)), and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, (x) the Company shall prepare (with the assistance of Li3) and file with the SEC the Schedule TO (as defined herein) as promptly as practicable after the date hereof and shall commence and conduct a Tender Offer (as defined herein) to repurchase certain of its Ordinary Shares prior to Closing and, in connection therewith, Li3 shall cooperate with the Company in preparing all documents needed by it for, and taking all other actions reasonably requested by the Company in connection with, the Tender Offer, and (y) to the extent required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws.

(ii)         Li3 and the Company shall, in connection with the efforts referenced in Section 5.1(b)(i) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), the SEC or any other U.S. or foreign Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby; (iii) permit the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ, the SEC or any other Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by the FTC, the DOJ, the SEC or such other applicable Governmental Authority or other Person, give the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/ or responding to requests or objections made by any Governmental Authority.

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(c)         As soon as reasonably practicable following the date of this Agreement, the Parties shall cooperate in all respects with each other and use (and shall cause their respective affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities, requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for representatives to be present for such hearing or meeting.

(d)         If any objections are asserted with respect to the transactions contemplated hereby under any applicable Law or if any suit is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby

(e)         In the event any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the transactions contemplated by this Agreement, or any other agreement contemplated hereby, the Parties shall cooperate in all respects with each other and use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement

(f)         Prior to the Effective Time, the Parties shall use their commercially reasonable efforts to obtain any Consents of third parties with respect to any contracts to which they are a party as may be necessary or appropriate for the consummation of the transactions contemplated hereby or required by the terms of any contract as a result of the execution, performance or consummation of the transactions contemplated hereby.

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(g)         Notwithstanding anything herein to the contrary, no Party shall be required to agree to any term, condition or modification with respect to obtaining any Consents in connection with the transactions contemplated by this Agreement that would result in, or would be reasonably likely to result in: (i) a Company Material Adverse Effect or Li3 Material Adverse Effect, as the case may be, to such Party, or (ii) such Party having to cease, sell or otherwise dispose of any assets or business (including the requirement that any such assets or business be held separate).

(h)         Li3 shall give the Company the opportunity to participate in, subject to a customary joint defense agreement, any stockholder litigation against Li3 or its directors and officers relating to the Merger or any other transactions contemplated hereby; provided, however, that no settlement of any such litigation shall be agreed to without the Company’s consent.

(i)         For purposes of Section 5.1, “commercially reasonable efforts” shall not include nor require any Party or any of its subsidiaries to (A) propose, negotiate, or offer to commit or agree to or effect by consent decree, hold separate order, or otherwise, the sale, divestiture, license, disposition or hold separate of any asset, in each case if such sale, divestiture, license, disposition or hold separate with respect thereto would, individually or in the aggregate, reasonably be expected to have an Li3 Material Adverse Effect or a Company Material Adverse Effect (after giving effect to the Merger), as the case may be, or (B) conduct or agree to conduct its business in any particular manner if such conduct or agreement with respect thereto would, individually or in the aggregate, reasonably be expected to have an Li3 Material Adverse Effect or a Company Material Adverse Effect (after giving effect to the Merger), as the case may be. Notwithstanding anything herein to the contrary, neither Li3, the Company, nor any of their respective subsidiaries shall propose, negotiate or offer to commit to any sale, divestiture, license, disposition or hold separate of any asset contemplated to be held by the Surviving Company following the consummation of the Merger without the prior written consent of the other Parties

5.2         Public Announcements. The Parties hereto agree that no public release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by any Party or any of their affiliates without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

5.3         Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

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5.4         Tender Offer; Other Actions.

(a)         Tender Offer. As soon as is reasonably practicable after receipt by the Company from Li3 of all financial and other information required in the Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”), the Company shall commence (under the meaning of Rule 14d-2 under the Exchange Act) a tender offer to purchase the remaining outstanding Ordinary Shares sold in its IPO (the “Tender Offer”) for cash in accordance with the Company’s Charter. In connection therewith, the Company shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, the Schedule TO, which shall contain or shall incorporate by reference an offer to purchase and forms of the letter of transmittal and such other required documents (collectively, the “Offer Documents”) for the purpose of conducting the Tender Offer. Li3 shall furnish to the Company all information concerning Li3, Li3 Subsidiaries and their respective businesses required to be set forth in the Offer Documents. Li3 and its counsel shall be given an opportunity to review and comment on the Schedule TO and Offer Documents prior to its or their filing with the SEC. The Company, with the assistance of Li3, shall promptly respond to any SEC comments on the Offer Documents and shall otherwise use commercially reasonable efforts to complete the SEC review process as promptly as practicable. The Company shall promptly distribute the completed Offer Documents to the holders of its Ordinary Shares and subject to the other provisions of this Agreement and applicable Laws and SEC regulations, purchase the Ordinary Shares properly tendered to the Company pursuant to the Tender Offer.

(b)         Offer Documents. The Company shall comply in all material respects with the applicable provisions of and rules under the Securities Act, the Exchange Act and the applicable provisions of the Laws of the British Virgin Islands in the preparation, filing and distribution of the Offer Documents, the conduct of the Tender Offer thereunder, and the purchase of the Ordinary Shares thereunder. Without limiting the foregoing, the Company shall ensure that the Offer Documents do not, as of the date on which it is first distributed to the shareholders of the Company, and as of the date of the closing of the Tender Offer, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(c)         Li3 Cooperation. Li3 acknowledges that a substantial portion of the filings with the SEC and mailings to the Company’s shareholders with respect to the Tender Offer shall include disclosure regarding Li3, Li3 Subsidiaries and their respective management, operations and financial condition. Accordingly, Li3 agrees to provide, as promptly as practicable, the Company with such information as shall be reasonably requested by the Company for inclusion in or attachment to the Offer Documents to be filed and/ or mailed as of and following the commencement of the Tender Offer, ensure that is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about Li3 as is required under Regulation 14A promulgated under the Exchange Act regulating the solicitation of proxies even if such information is not required under the tender offer rules. Li3 understands that such information shall be included in the Offer Documents and/ or responses to comments from the SEC or its staff in connection therewith and mailings. Li3 shall, and shall cause the Li3 Subsidiaries to, make its directors, officers and employees available to the Company and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

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(d)         Other Actions. As promptly as practicable after the execution of this Agreement, the Parties shall mutually agree on and issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Immediately after the issuance of the Signing Press Release, the Company shall prepare and file a pre-commencement Schedule TO-C or Schedule TO-I amendment and/ or Report on Form 6-K and Li3 shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, attaching this Agreement and the Signing Press Release thereto (“Signing Filing”), which Li3 and the Company, respectively, shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. As promptly as practicable after the completion of the Tender Offer, the Company shall prepare a draft amendment to Schedule TO and/ or Report on Form 6-K announcing the completion of the Tender Offer, if applicable, together with, or incorporating by reference such other information that may be required to be disclosed with respect to such results in any report or form to be filed with the SEC (“Closing Filing”), which Li3 shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. As promptly as practicable after the completion of the Tender Offer, the Parties shall mutually agree on and issue a press release announcing the results of the Tender Offer and, if applicable, the consummation of the Merger (“Closing Press Release”). Concurrently with the Closing, the Company shall distribute the Closing Press Release and each of the Company and Li3 shall file the Closing Filing with the SEC as soon as reasonably practicable thereafter. In connection with the preparation of the Signing Filing, the Signing Press Release, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, and for such other reasonable purposes, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and stockholders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

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5.5         Required Information. In connection with the preparation of the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of the Company, Merger Sub and/or Li3 to any Government Authority, FINRA or other third Person in connection with the Merger and the other transactions contemplated hereby, and for such other reasonable purposes, Li3, the Company and Merger Sub each shall, upon request by the other, furnish the other with all information concerning themselves, their respective Subsidiaries, directors, officers, shareholders and stockholders, and such other matters as may be reasonably necessary or advisable in connection with the Merger, or any other report, statement, filing, notice or application made by or on behalf of Li3, the Company or Merger Sub to any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated hereby.

5.6         Survival of Representations and Warranties; Indemnification.

(a)         Survival. The representations, warranties and covenants to be performed prior to the Closing of a Party which are contained in or made pursuant to this Agreement will survive the Closing until that date which is the two (2) year anniversary of the Closing Date; provided, however, that (i) the representations and warranties set forth in Sections 2.7, 2.9, 2.16, 2.17, 2.19, 2.21, 2.29, 3.7, 3.11, and 3.24 will survive until the applicable statute of limitations, and (ii) any representation, warranty or covenant the breach or violation of which is made the basis of a claim for indemnification will survive until such time as such claim is finally resolved in accordance with this Agreement.

(b)         Indemnification by the Company. Subject to the terms and conditions of this Section 5.6 and Section 8.1, Li3, its affiliates and each of their respective directors, officers, agents, successors and permitted assigns (each, an “Li3 Indemnified Party”) shall be entitled to indemnification, from and against any liabilities, claims (including claims by third parties), demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) (collectively, “Damages”) that such Li3 Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to any breach by the Company of any representations, warranties, covenants or agreements contained in this Agreement.

(c)         Indemnification by Li3. Subject to the terms and conditions of this Section 5.6, the Company, its affiliates and each of their respective directors, officers, agents, successors and permitted assigns (each, a “Company Indemnified Party”) shall be entitled to indemnification, from and against any Damages that such Company Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to any breach by Li3 of any representations, warranties, covenants or agreements contained in this Agreement.

(d)         Certain Limitations on Indemnification. No claim may be asserted nor may any action be commenced for indemnification hereunder unless the Person entitled to indemnification hereunder (the “Indemnified Party”) shall have notified the Party obligated to indemnify hereunder (the “Indemnifying Party”) in writing of the existence of such claim or action, and such notice describes in reasonable detail the facts and circumstances which relate to the subject matter of such claim or action to the extent then known.

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(e)         Third Party Actions. If any Action is begun, made or instituted by a third Person as a result of which any Indemnifying Party may become obligated to an Indemnified Party, such Indemnified Party shall give written notice to the Indemnifying Party. The Indemnifying Party agrees to defend, contest or otherwise protect the Indemnified Party against any Action at the Indemnifying Party’s sole cost and expense. The Indemnified Party shall have the right, but not the obligation, to participate at his, her or its own expense in the defense thereof by counsel of the Indemnified Party’s choice and shall in any event cooperate with and assist the Indemnifying Party to the extent reasonably possible. If the Indemnifying Party fails to timely defend, contest or otherwise protect against such Action or send a reservation of rights as set forth in clause (A) below, the Indemnified Party shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Indemnified Party shall be entitled to recover the entire cost thereof from the Indemnifying Party, including, without limitation, reasonable attorneys’ fees, disbursements and amounts paid as the result of such Action, and the Indemnifying Party shall be bound by any determination made in such Action or any compromise or settlement effected by the Indemnified Party. If the Indemnifying Party assumes the defense of any Action, (A) it will be conclusively established for purposes of this Agreement that the claims made in that Action are within the scope of and subject to indemnification, unless the Indemnifying Party delivers written notice to the Indemnified Party reserving the right to deny indemnification and/ or defense of the Action thereafter (in which case the Indemnified Party may assume the defense of such Action unless such reservation of rights is withdrawn within thirty (30) days), and (B) no compromise or settlement of such claims may be effected by any Indemnifying Party without the Indemnified Party’s consent (not to be unreasonably withheld or delayed).

Article VI

CONDITIONS

6.1         Conditions to Each Party’s Obligations. The obligations of each Party to consummate the transactions described herein shall be subject to the satisfaction or waiver (where permissible) of the following conditions:

(a)         Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

(b)         Tender Offer. The Tender Offer shall have been completed in accordance with Section 5.4 and the Company shall have accepted for payment the Ordinary Shares validly tendered and not validly withdrawn pursuant to the Tender Offer.

(c)         Antitrust Laws. The waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(d)         Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement (the “Requisite Regulatory Approvals”), shall have been obtained or made.

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(e)         No Law. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement or the other ancillary agreements related to this Agreement.

(f)         Litigation. There shall be no pending Action against any Party or any of its affiliates, or any of their respective properties or assets, or any officer or director in his or her capacity as such, of any Party or any of their affiliates, with respect to the consummation of the transactions contemplated hereby which could reasonably be expected to have a Material Adverse Effect.

(g)         Li3 Stockholder Vote. The Li3 Stockholder Vote shall have been obtained in accordance with the NRS and Li3’s Organizational Documents.

6.2         Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following additional conditions:

(a)         Representations and Warranties. Each of the representations and warranties of Li3 set forth in this Agreement shall be true and correct.

(b)         Agreements and Covenants. Li3 shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants to be performed or complied with under this Agreement.

(c)         Officer Certificate. Li3 shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Li3 in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.2(a) and 6.2(b).

(d)         Secretary’s Certificate. Li3 shall have delivered to the Company a true copy of the resolutions of the Li3 Board of Directors authorizing the execution of this Agreement and the consummation of the transactions contemplated herein, certified by the Secretary of Li3 or similar officer.

(e)         Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Li3 since the date of this Agreement.

(f)         Legal Opinion. The Company shall have received opinions from Li3‘s counsels, including Anslow & Jaclin, LLP, Baker & McKenzie LLP and Cane Clark LLP, in form and substance reasonably satisfactory to the Company, addressed to the Company and dated as of the Closing Date.

(g)         Requisite Consents. The Consents required to be obtained by Li3 from or made with any third Person in order to consummate the transactions contemplated by this Agreement, as set forth in Schedule 6.2(g) of the Li3 Disclosure Schedule, shall have each been obtained or made.

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(h)         Good Standing. The Company shall have received a certificate of good standing of Li3, dated no more than three (3) days prior to the Closing Date, issued by the appropriate Governmental Authority.

(i)         Lock-Up and Support Agreement. Holders of a minimum of 51% of the Li3 Common Stock shall have entered into lock-up and support agreements with the Company and Li3, pursuant to which such stockholders, agree, on his, her or its own behalf and on behalf of entities, successors, permitted assigns, family members or trusts affiliated with or controlled by him, her or it: (a) to vote in favor of the Merger at the Li3 Stockholders Meeting and (b) not to offer, issue, grant any option on, sell, transfer or otherwise dispose of any Merger Consideration owned directly or indirectly by such stockholders until the earlier of (A) one (1) year after the consummation of the Merger or (B) the date on which the Company consummates a liquidation, merger, share exchange or other similar transaction after the completion of the Merger that results in the Company shareholders having the right to exchange their ordinary shares for cash, securities or other property (the “Lock-Up Period”); provided, however, if the Company’s Ordinary Share price reaches or exceeds $11.50 for any twenty (20) trading days within any 30-trading day period during the Lock-Up Period, fifty percent (50%) of such stockholder’s Merger Consideration will be released from the lock-up and, if the Company’s Ordinary Share price reaches or exceeds $15.00 for any twenty (20) trading days within any 30-trading day period during the Lock Up Period, the remaining fifty percent (50%) of each shareholder’s Merger Consideration shall be released from the lock-up.

(j)         Investor Rights Agreement. POSCO Canada Ltd. (“POSCO”) shall have entered into an investor rights agreement with the Company and Li3, pursuant to which POSCO will be entitled to certain rights as a stockholder of the Company, including without limitation, preemptive rights, consent rights, information rights and the right to nominate one director to the Company’s board of directors.

6.3         Conditions to Obligations of Li3. The obligations of Li3 to consummate the Merger are subject to the satisfaction (or waiver by Li3) of the following additional conditions:

(a)         Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct.

(b)         Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants to be performed or complied with under this Agreement.

(c)         Officer Certificate. The Company shall have delivered to Li3 a certificate, dated the Closing Date, signed by an executive officer, in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a) and 6.3(b).

(d)         Secretary’s Certificate. The Company shall have delivered Li3 a true copy of the resolutions of the board of directors of the Company authorizing the execution of this Agreement and the consummation of the transactions contemplated herein, certified by the Secretary of the Company or similar officer.

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(e)         Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company since the date of this Agreement.

(f)         Good Standing. Li3 shall have received a certificate of good standing of the Company, dated no more than three (3) days prior to the Closing Date, issued by the appropriate Governmental Authority.

(g)         Legal Opinion. Li3 shall have received an opinion from the Company’s counsel, Ellenoff Grossman & Schole LLP and Forbes Hare, in form and substance reasonably satisfactory to Li3, addressed to Li3 and dated as of the Closing Date.

(h)         Requisite Consents. The Consents required to be obtained by the Company from or made with any third Person in order to consummate the transactions contemplated by this Agreement, as set forth in Schedule 6.3(h) of the Company Disclosure Schedule , shall have each been obtained or made.

(i)         Trust Account.          The Company having a minimum of $5.0 million (including funds remaining in the Trust Account) upon the closing of the Tender Offer and after payment of the Company’s expenses, including expenses relating to the Tender Offer, the Merger, the balance due on the promissory note with the Sponsor, and deferred underwriting commissions payable to the underwriters of the Company’s IPO.

(j)         Directors. The Company shall have caused the directors set forth in Section 4.5 to be appointed to the board of directors of the Company as of the Closing Date.

(k)         Name Change. The Company shall have taken all actions necessary to change its corporate name to “Li3 Energy Corp.”

6.4         Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VII

TERMINATION AND EXPENSES

7.1         Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time as follows:

(a)         by mutual written consent of the Company and Li3;

(b)         by written notice by any Party if any of the Closing conditions set forth in Article VI have not been satisfied or waived by the Drop Dead Date; provided, however, the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party if the failure by such Party to fulfill any obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Drop Dead Date;

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(c)         by written notice by Li3, if (i) there has been a material breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any material representation or warranty of the Company shall have become untrue or inaccurate, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within twenty (20) days of notice of such breach or inaccuracy; or

(d)         by written notice by the Company, if (i) there has been a material breach by Li3 of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any material representation or warranty of Li3 shall have become untrue or inaccurate, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within twenty (20) days of notice of such breach or inaccuracy.

7.2         Effect of Termination.

(a)         In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party or any of their respective affiliates or the directors, officers, employees, agents or other representatives of any of them, and all rights and obligations of each Party shall cease, except: (i) Sections 4.1(c), 5.6, 7.2 and Articles VIII and IX shall survive the termination of this Agreement, and (ii) subject to Section 5.6, nothing herein shall relieve any Party from liability for any fraud committed by the willful breach of this Agreement prior to termination. Without limiting the foregoing, and except as provided in Section 5.6, this Section 7.2 and Section 7.3, the Parties’ sole right with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1.

(b)         In the event of a termination of this Agreement for any reason, Li3 shall pay the Company a termination fee equal up to a maximum of $150,000 for Expenses documented and actually incurred by the Company in connection with the preparation of this Agreement, the Registration Statement, the Tender Offer as well as the proxy solicitation and tender offer conducted by the Company prior to the execution of this Agreement (the “Termination Fee”). The Termination Fee shall be paid by wire transfer of immediately available funds within ten (15) Business Days after Li3 receiving the documented Expenses, to an account designated in writing by the Company, except that Li3 will have an additional ten (10) days to review and pay any Expense not generally associated with the type of transaction contemplated by this Agreement.

7.3         Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a Party hereto and/ or any of its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any ancillary agreement related hereto and all other matters related to the consummation of this Agreement. With respect to the Company, Expenses shall include any and all deferred underwriting commissions payable to the underwriters of the Company’s IPO upon consummation of a business combination.

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7.4          Amendment. This Agreement may be amended by the Parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

7.5         Waiver. Any Party hereto may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-affiliated Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by such other non-affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE VIII

TRUST FUND WAIVER

8.1         Waiver of Claims Against Trust. Reference is made to the final prospectus of the Company, dated July 14, 2011 (File No. 333-173419) (the “Prospectus”). Li3 warrants and represents that it has read the Prospectus and understands that the Company has established a trust account containing the proceeds of its initial public offering (“IPO”) and certain additional proceeds (collectively with the initial principal and interest accrued from time to time thereon, the “Trust Account”) initially in an amount of $80,237,500 for the benefit of the Company’s public shareholders (“Public Shareholders”) and certain parties (including the underwriters of the IPO) and that, except as otherwise described in the Prospectus, the Company may disburse monies from the Trust Account only: (i) to the Public Shareholders in the event they elect to redeem their shares of the Company in connection with the consummation of its initial business combination (as such term is used in the Prospectus) (“Business Combination”), (ii) to the Public Shareholders if the Company fails to consummate its Business Combination on or prior to July 22, 2013, (iii) to the Company after or concurrently with the consummation of its Business Combination, and (iv) in any manner as provided in the Company’s Charter. For and in consideration of the Company entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Li3 hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between Li3 and the Company, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”). Li3 hereby irrevocably waives any Claims it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including, without limitation, for an alleged breach of this Agreement). Li3 agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Company to induce it to enter in this Agreement, and Li3 further intends and understands such waiver to be valid, binding and enforceable under applicable Law. To the extent Li3 commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company, which proceeding seeks, in whole or in part, monetary relief against the Company, Li3 hereby acknowledges and agrees its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Li3 (or any party claiming on Li3’s behalf) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that Li3 commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, the Company shall be entitled to recover from Li3 the associated legal fees and costs in connection with any such action, in the event the Company prevails in such action or proceeding.

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Article IX

MISCELLANEOUS

9.1         Survival. The Confidentiality Agreement, Sections 4.1(c), 5.6, 7.2 and 7.3, Article VIII and this Article IX shall survive any termination of this Agreement.

9.2         Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile or other electronic means, receipt confirmed, or on the next Business Day when sent by reliable overnight courier to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i)	if to Li3, to:

Li3 Energy, Inc.

Marchant Pereira 150

803 Providencia

Santiago de Chile, Chile

Attn: Luis Francisco Saenz
E-mail: info@li3energy.com

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with a copy to (but which shall not constitute notice to Li3):

Anslow & Jaclin, LLP

195 Route 9 South, Suite 204

Manalapan, New Jersey 07726

Attn: Richard I. Anslow, Esq.

Facsimile: (732)577-1188

(ii)	if to the Company, to:

Blue Wolf Mongolia Holdings Corp.
Suite 409, Central Tower

2 Sukhbaatar Square, Sukhbaatar District 8

Ulaanbaatar 14200, Mongolia

Attn: Lee O. Kraus
E-mail: lee.kraus@bluewolfmngl.com

with a copy to (but which shall not constitute notice to the Company):

Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York, New York 10017
Attention:  Douglas Ellenoff, Esq.
Facsimile: (212) 370-7889

9.3         Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of his, her or its obligations hereunder.

9.4         Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York. The Parties hereto hereby (A) submit to the exclusive jurisdiction of any state or federal court located in New York, New York, for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (B) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that he, she or it is not subject personally to the jurisdiction of the above-named courts, that his, her or property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. Each Party agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of himself, herself or itself, or his, her or its property, by personal delivery of copies of such process to such Party. Nothing in this Section 9.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

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9.5         Waiver of Jury Trial. Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right he, she or it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the Parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (ii) acknowledges that he, she or it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.5.

9.6         Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.7         Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (ii) unless otherwise specified herein, the term “affiliate,” with respect to any Person, shall mean and include any Person, directly or indirectly, through one or more intermediaries controlling, controlled by or under common control with such Person, (iii) the term “subsidiary” of any specified Person shall mean any corporation a majority of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity a majority of the total capital stock or equity interests of which, is directly or indirectly (either alone or through or together with any other subsidiary) owned by such specified Person, (iv) the term “knowledge,” when used with respect to the Company, shall mean the actual knowledge of any director or executive officer of the Company, each after due inquiry, and when used with respect to Li3, shall mean the actual knowledge of any director or executive officer of Li3, each after due inquiry, (v) the term “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks in New York, New York, are not required or authorized by Law to close, and (vi) the term “Dollars” or “$” means United States dollars unless expressly stated otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

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9.8         Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits attached hereto and the Li3 Disclosure Schedule and the Company Disclosure Schedule referred to herein, which exhibits and disclosure schedules are incorporated herein by reference, and the Confidentiality Agreement embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement and such other agreements supersede all prior agreements and the understandings among the Parties with respect to such subject matter. This Agreement may only be amended pursuant to a written agreement signed by each of the Parties hereto.

9.9         Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions to be consummated as originally contemplated to the fullest extent possible.

9.10         Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.11         Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.12         Further Assurances. Each Party shall further cooperate with the other Parties and use such Party’s respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain (in accordance with this Agreement) as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third Person and/ or any Governmental Authority.

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9.13         Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

Term	Section
Acquisition Proposal	4.3(a)
Action	2.12
Affiliate	9.7
Aggregate Cap	5.3(d)(ii)
Agreement	Preamble
Ancillary Public Disclosures	2. 29
Antitrust Laws	5.1(b)
Appraisal Shares	1.5
Articles of Merger	1.1(c)
Business Combination	8.1
Business Day	9.7
Certificate	1.3(a)
Certifications	2.7(a)
Charter	3.1(a)
Claims	8.1
Closing	1.1(b)
Closing Date	1.1(b)
Closing Filing	5.4(d)
Closing Press Release	5.1(d)
Cocina Company	2.29(c)
Cocina Mining Concessions	2.29(c)
Code	1.1(h)
Commercially reasonable efforts	5.1(h)
Company	Preamble
Company Certifications	3.6(a)
Company Disclosure Schedule	Preamble Article III
Company Financials	3.6(b)
Company Indemnified Party	5.6(c)
Company Material Adverse Effect	3.1(b)
Company Material Contracts	3.18(a)
Company Permits	3.9(b)
Company Organizational Documents	3.1(a)
Company SEC Reports	3.6(a)
Company Tax Returns `	3.11(a)
Confidentiality Agreement	4.1(c)
Consent	2.5
Converted Option	1.4(a)
Converted Warrant	1.4(b)
Damages	5.8(b)
DOJ	5.1(b)

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Term	Section
DOL	2.16(b)
Dollars	9.7
Drop Dead Date	1.1(b)
Effective Time	1.1(c)
Encumbrance	2.2(d)
Enforceability Exceptions	2.4
ERISA	2.16(a)
Environmental Laws	2.21
Exchange Act	2.5
Exchange Agent	1.3(a)
Exchange Ratio	1.2
Executory Period	4.2(a)
Exploration Mining Concessions	2.28(d)
Expenses	7.3
FINRA	2.26
FTC	5.1(b)
GAAP	2.7(b)
Governmental Authority	2.5
Hazardous Substance	2.21
Indebtedness	2.2(d)
Indemnified Party	5.6(d)
Indemnifying Party	5.6(d)
Intellectual Property	2.15(b)
IPO	8.1
Knowledge	9.7
Law or Laws	2.6
Li3	Preamble
Li3 Accounts Receivable	2.25
Li3 Affiliate Transaction	2.22
Li3 Benefit Plans	2.16(a)
Li3 Change of Board Recommendation	4.3(d)
Li3 Common Stock	Recitals
Li3 Disclosure Schedule	Preamble Article II
Li3 ERISA Affiliate	2.16(a)
Li3 Financials	2.7(b)
Li3 Foreign Benefit Plans	2.16(g)
Li3 Indemnified Party	5.6(b)
Li3 Intellectual Property	2.15(a)
Li3 Leases	2.19(a)
Li3 Licensed Intellectual Property	2.15(a)
Li3 Material Adverse Event	2.1
Li3 Material Contract	2.14(a)
Li3 Notice of Superior Proposal	4.3(d)

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Term	Section
Li3 Option	1.4(a)
Li3 Organization Documents	2.1
Li3 Permits	2.11(b)
Li3 Real Property	2.19(a)
Li3 SEC Reports	2.7(a)
Li3 Stockholders Meeting	4.4(e)
Li3 Stockholder Vote	4.4(e)
Li3 Subsidiary	2.1
Li3 Subsidiary Organization Documents	2.1
Li3 Warrant	1.4(b)
Lock-up Period	6.2(h)
Maricunga Companies	2.28(b)
Merger	Recitals
Merger Consideration	1.2
Merger Sub	Preamble
Merger Sub Common Stock	1.1(e)
Merger Sub Organizational Documents	3.1(c)
Minera Li	2.28(b)
NASDAQ	3.4
NRS	Recitals
Off-the-Shelf Software Agreements	2.14(a)
Offer Documents	5.4(a)
Order	2.12
Ordinary Shares	1.2
Party or Parties	Preamble
Permitted Encumbrances	2.6
Person	9.7
POSCO	6.2(j)
Prospectus	8.1
Proxy Statement	4.4(a)
Public Shareholders	8.1
Registration Statement	4.4(a)
Representatives	4.1(c)
Requisite Regulatory Approvals	6.1(d)
Restatement	3.6(a)
Sarbanes-Oxley Act	2.7(a)
Schedule TO	5.6(a)
SEC	2.7(a)
Securities Act	2.3
Signing Filing	5.4(d)
Signing Press Release	5.4(d)
Sponsor	1.6
Sponsor Agreement	1.6

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Term	Section
Subsidiary	9.7
Superior Proposal	4.3(e)
Surviving Company	1.1(a)
Tax or Taxes	2.17(l)
Tax Returns	2.17(a)
Tender Offer	5.4(a)
Termination Fee	7.2(b)
Trust Account	8.1

[SIGNATURE PAGE FOLLOWS]

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SIGNATURE PAGE TO
AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by him, her or its respective duly authorized officer as of the date first above written.

BLUE WOLF MONGOLIA HOLDINGS CORP.

By:	/s/ Lee Kraus
Name: Lee Kraus
Title: Chief Executive Officer

BLUE WOLF ACQUISITION SUB, INC.

By:	/s/ Lee Kraus
Name: Lee Kraus
Title: President

Li3 ENERGY, INC.

By:	/s/ Luis Francisco Saenz
Name: Luis Francisco Saenz
Title: Chief Executive Officer

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